PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 7, 1997)

                                  $300,000,000

                                     [LOGO]

                      5.22% DEBENTURES DUE OCTOBER 1, 2097
                               ------------------

    Interest on the 5.22% Debentures due October 1, 2097 (the "Debentures") is payable semiannually on April 1 and October 1 of each year, commencing April 1, 1998. The Debentures will mature on October 1, 2097. The Debentures will be redeemable prior to maturity, as a whole at any time or in part from time to time, at the option of Motorola, Inc. (the "Company") at a redemption price equal to the greater of (i) 100% of Accreted Value (as defined herein) and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined herein) discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined herein) plus 15 basis points, together in either case with accrued interest to the date of the redemption. Upon the occurrence of a Tax Event (as defined herein), the Company will have the right (x) to shorten the maturity of the Debentures to the extent required so that the interest paid on the Debentures will be deductible for United States federal income tax purposes or (y) under certain circumstances to redeem the Debentures in whole (but not in part) at a redemption price equal to the greater of (i) 100% of the Accreted Value and (ii) the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date on a semiannual basis at the Treasury Rate plus 20 basis points, together in either case with accrued interest to the date of redemption. See "Description of Debentures--Conditional Right to Shorten Maturity" and "--Optional Redemption."

    The Debentures will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary (the "Depositary" or "DTC"). Beneficial interests in the Debentures will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described herein, Debentures in definitive form will not be issued. The Debentures will trade in the Depositary's Same-Day Funds Settlement System. All payments of principal and interest on global securities will be made by the Company in immediately available funds. See "Description of Debentures--Book-Entry System."

                         ------------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
       OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                                  PRICE TO             UNDERWRITING            PROCEEDS TO
                                                 PUBLIC (1)            DISCOUNT (2)          COMPANY (1)(3)
Per Debenture.............................         75.55%                 .7555%                74.7945%
Total.....................................      $226,650,000            $2,266,500            $224,383,500

(1) Plus accrued interest, if any, from October 10, 1997.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses payable by the Company estimated at $250,000.

                         ------------------------------

    The Debentures are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and reject any orders in whole or in part. It is expected that delivery of the Debentures will be made through the book-entry facilities of the Depositary on or about October 10, 1997.

                         ------------------------------

MERRILL LYNCH & CO.

                              GOLDMAN, SACHS & CO.

                                                      MORGAN STANLEY DEAN WITTER
                                ----------------

           The date of this Prospectus Supplement is October 7, 1997.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF DEBENTURES TO COVER SYNDICATE SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                           DESCRIPTION OF DEBENTURES

    The following description of the particular terms of the Debentures offered hereby (referred to in the accompanying Prospectus as the "Offered Securities," "Debt Securities" or "Senior Securities") supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities and Senior Securities set forth in the accompanying Prospectus, to which description reference is hereby made. The following summary of the Debentures is qualified in its entirety by reference to the Senior Indenture referred to in the Prospectus. Capitalized terms not defined herein have the meanings assigned to such terms in the Prospectus. As used in this "Description of Debentures," the "Company" refers to Motorola, Inc. and does not, unless the context otherwise indicates, include its subsidiaries.

    The Debentures constitute Senior Securities described in the Prospectus and will be issued under the Senior Indenture. The Debentures constitute a separate series for purposes of the Senior Indenture and are limited to $300,000,000 aggregate principal amount at maturity. The Debentures will bear interest from October 10, 1997 at the rate of 5.22% per annum based on the principal amount at maturity of the Debentures and will be issued only in book-entry form. The Debentures will be senior unsecured obligations of the Company and will mature on October 1, 2097. Payment of the principal of and interest on the Debentures will rank PARI PASSU with all other unsubordinated debt of the Company. As of June 28, 1997, the Company had $2.899 billion of indebtedness (and $941 million of guarantees by the Company) that would have ranked PARI PASSU with the Debentures and $359 million of indebtedness that would have ranked junior to the Debentures. The Debentures will be redeemable by the Company but will not be entitled to the benefit of any mandatory redemption or sinking fund. The Senior Indenture does not limit the amount of Senior Securities that may be issued and provides that Senior Securities may be issued from time to time in one or more series.

    The Senior Indenture does not limit the amount of additional indebtedness the Company or any of its subsidiaries may incur. The Debentures will be obligations exclusively of the Company. Since the operations of the Company are partially conducted through subsidiaries, primarily overseas, the cash flow and the consequent ability to service debt, including the Debentures, of the Company, are partially dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries, and are subject to various business considerations.

    Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the Debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. As of June 28, 1997, the Company's subsidiaries had outstanding approximately $4 billion of liabilities.

    Interest will be computed on the basis of a 360-day year of twelve 30-day months, from October 10, 1997, or from the most recent interest payment date to which interest has been paid or provided for, and will be payable semi-annually on April 1 and October 1 of each year, beginning April 1, 1998. Interest paid on such dates will be paid to the person in whose names the Debentures are registered at the close of business on the preceding March 15 and September 15, respectively.

CONDITIONAL RIGHT TO SHORTEN MATURITY

    The Company intends to deduct interest paid on the Debentures for United States federal income tax purposes. However, there have been proposed tax law changes over the past year that, among other things, would have prohibited an issuer from deducting interest payments on debt instruments with a maturity of more than 40 years. While none of these proposals has become law, there can be no assurance that similar legislation affecting the Company's ability to deduct interest paid on the Debentures will not be enacted in the future or that any such legislation would not have a retroactive effective date.

    Upon the occurrence of a Tax Event (as defined below), the Company will have the right to shorten the maturity of the Debentures to the minimum extent required, in the opinion of nationally recognized independent tax counsel, such that, after the shortening of the maturity, interest paid, or original issue discount accrued, on the Debentures will be deductible for United States federal income tax purposes or, if such counsel is unable to opine definitively as to such minimum period, the minimum extent so required as determined in good faith by the Board of Directors of the Company, after receipt of an opinion of such counsel regarding the applicable legal standards. There can be no assurance that the Company would not exercise its right to shorten the maturity of the Debentures upon the occurrence of such a Tax Event or as to the period by which such maturity would be shortened. In the event that the Company elects to exercise its right to shorten the maturity of the Debentures on the occurrence of a Tax Event, the Company will mail a notice of shortened maturity to each holder of the Debentures by first-class mail not more than 60 days after the occurrence of such Tax Event, stating the new maturity date of the Debentures (the "New Maturity Date"). Such notice shall be effective immediately upon mailing. In addition, in the event that the maturity of the Debentures is shortened to the minimum extent required, the principal amount of the Debentures shall change to the New Redemption Amount. The New Redemption Amount will be an amount equal to the Accreted Value (as defined below), which will be determined as if the New Maturity Date were the Specified Date (as defined below).

    The Company believes that the Debentures should constitute indebtedness for United States federal income tax purposes under current law and, in that case, an exercise of its right to shorten the maturity of the Debentures would not be a taxable event to holders for such purposes. Prospective investors should be aware, however, that the Company's exercise of its right to shorten the maturity of the Debentures will be a taxable event to holders for United States federal income tax purposes if the Debentures are treated as equity for United States federal income tax purposes before the maturity is shortened, assuming that the Debentures of shortened maturity are treated as debt for such purposes.

    "Tax Event" means that the Company shall have received an opinion of nationally recognized independent tax counsel to the effect that, as a result of
(a) any amendment to, clarification of or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States, (b) any judicial decision, official administrative pronouncement, ruling (including the public release of any technical advice memorandum or other private letter ruling), regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an "Administrative or Judicial Action"), or (c) any amendment to, clarification of or change in any official position with respect to, or any interpretation of (including any position taken in any Internal Revenue Service audit or similar proceeding, in each event, involving the Company), an Administrative or Judicial Action or a law or regulation of the United States that differs from the theretofore generally accepted position or interpretation, in each case, occurring or first publicly released on or after October 7, 1997, there is more than an insubstantial increase in the risk that interest paid by the Company, or original issue discount accrued, on the Debentures is not, or will not be, deductible, in whole or in part, by the Company for United States federal income tax purposes.

OPTIONAL REDEMPTION

    The Debentures will be redeemable as a whole at any time or in part from time to time, at the option of the Company, on not less than 30 or more than 60 days' notice mailed to holders thereof, at a redemption price equal to the greater of (i) 100% of the Accreted Value (as defined below) and (ii) the sum of the present values of the Remaining Scheduled Payments, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, together in either case with accrued interest on the principal amount at maturity being redeemed to the date of redemption.

    In addition, if a Tax Event occurs and in the opinion of nationally recognized independent tax counsel, there would, notwithstanding any shortening of the maturity of the Debentures, be more than an insubstantial risk that interest paid by the Company, or original issue discount accrued, on the Debentures is not, or will not be, deductible, in whole or in part, by the Company for United States federal income tax purposes, the Company will have the right, within 90 days following the occurrence of such Tax Event, to redeem the Debentures in whole (but not in part), on not less than 30 or more than 60 days' notice mailed to holders of the Debentures, at a redemption price equal to the greater of (i) 100% of the Accreted Value (as defined below) and (ii) the sum of the present values of the Remaining Scheduled Payments, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, together in either case with accrued interest on the principal amount at maturity being redeemed to the date of redemption.

    "Accreted Value" as of any date (the "Specified Date") means the sum of the present values of the Remaining Scheduled Payments, discounted to the Specified Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at 6.912% per annum, which was the initial yield to maturity of the Debentures based on the initial public offering price of the Debentures set forth on the cover of this Prospectus Supplement.

    "Comparable Treasury Issue" means the United States Treasury Security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Debentures. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

    "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City time on the third business day preceding such redemption date.

    "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

    "Remaining Scheduled Payments" means, with respect to each Debenture to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Debenture, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    On and after the redemption date, interest will cease to accrue on the Debentures or any portion thereof called for redemption. On or before any redemption date, the Company shall deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Debentures to be redeemed on such date. If less than all the Debentures are to be redeemed, the Debentures to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

BOOK-ENTRY SYSTEM

    The Depository Trust Company (the "Depositary" or "DTC") will act as securities depositary for the Debentures. The Debentures will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One or more fully registered global Debentures (the "Global Debentures") will be issued for the Debentures, in the aggregate principal amount of such issue, and will be deposited with the Depositary. The provisions set forth under "Description of Debt Securities--Global Securities" in the accompanying Prospectus will be applicable to the Debentures.

    The following is based on information furnished by the Depositary.

    The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book--entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participant"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Debentures under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Debentures on the Depositary's records. The ownership interest of each actual purchaser of each Debenture represented by a Global Debenture ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owners entered into the transaction. Transfers of ownership interests in a Global Debenture representing Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Debenture representing Debentures will not receive Debentures in definitive form representing their ownership interests therein, except in the event that use of the book-entry system for such Debentures is discontinued or upon the occurrence of certain other events described herein.

    To facilitate subsequent transfers, all Global Debentures representing Debentures which are deposited with the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Debentures with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Debentures representing the Debentures, the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Debentures representing the Debentures. Under its usual procedures, the Depositary mails an omnibus proxy (an "Omnibus Proxy") to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debentures are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy). Principal and interest payments on the Global Debentures representing the Debentures will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such Participants and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement for such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants. Neither the Company nor the Trustee will have any responsibility or liability for the disbursements of payments in respect of ownership interests in the Debentures by the Depositary or the Direct or Indirect Participants or for maintaining or reviewing any records of the Depositary or the Direct or Indirect Participants relating to ownership interests in the Debentures or the disbursement of payments in respect thereof.

    The Depositary may discontinue providing its services as securities depository with respect to the Debentures at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, and in the event that a successor securities depository is not obtained, Debentures in definitive form are required to be printed and delivered. The Company may decide to discontinue use of a system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Debentures in definitive form will be printed and delivered.

    The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that the Company believes to be reliable, but is subject to any changes to the arrangements between the Company and the Depositary and any changes to such procedures that may be instituted unilaterally by the Depositary.

                             UNITED STATES TAXATION

    In the opinion of Kirkland & Ellis, tax counsel to the Company, the following summary accurately describes the principal United States federal income tax consequences of ownership and disposition of the Debentures to initial holders purchasing Debentures at the "issue price" (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequence described herein, possibly on a retroactive basis. This summary discusses only Debentures held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as certain former citizens or long-term residents of the United States, financial institutions, insurance companies, dealers in securities or foreign currencies, or United States Holders whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar. Persons considering the purchase of Debentures should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

    As used herein, the term "United States Holder" means an owner of a Debenture that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof or
(iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

PAYMENTS OF INTEREST

    Interest paid on a Debenture will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for United States federal income tax purposes. Under the Treasury Regulations (the "OID Regulations") governing indebtedness issued with original issue discount ("OID"), a debenture will not be considered as having been issued with OID if the difference between its stated redemption price at maturity and its issue price is less than a DE MINIMIS amount (I.E., 1/4 of 1 percent of the principal amount multiplied by the number of complete years to maturity from the issue date). For this purpose, the issue price of the Debenture is the first price to the public at which a substantial amount of the Debentures is sold for money (which is expected to be the initial public offering price indicated on the cover of this Prospectus Supplement), and the stated redemption price at maturity of the Debenture is its principal amount. If the difference between the stated redemption price at maturity and the issue price of the Debenture is less than the DE MINIMIS amount, the Debenture will not be considered as having been issued with OID under the OID Regulations. United States Holders of the Debentures will generally include the DE MINIMIS OID in income, as capital gain, as principal payments are made on the Debentures. As an alternative, a United States Holder may also make an election to include in gross income all interest that accrues on a Debenture (including DE MINIMIS OID) in accordance with a constant yield method based on the compounding of interest. On the other hand, if the OID on the Debentures is more than DE MINIMIS, a United States Holder would be required to include the OID in income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest and in advance of the receipt of the cash payments attributable to such income.

SALE, EXCHANGE OR RETIREMENT OF THE DEBENTURES

    Upon the sale, exchange or retirement of a Debenture, a United States Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such Holder's adjusted tax basis in the Debenture. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Debenture. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above. A United States Holder's adjusted tax basis in a Debenture will generally equal the cost of the Debenture to such Holder, increased by any OID previously included in income by the Holder with respect to such Debenture (including any DE MINIMIS OID included in income pursuant to an election described above under "Payments of Interest").

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Certain noncorporate United States Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest on, and the proceeds of disposition of, a Debenture. Backup withholding will apply only if the Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be the social security number of such individual, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

    The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                                USE OF PROCEEDS

    The Company intends to use the net proceeds from the issue and sale of the Debentures offered hereby to reduce short-term indebtedness and for other general corporate purposes. On October 7, 1997, the Company had outstanding approximately $1.289 billion of commercial paper, with a weighted average maturity of approximately 18 days and bearing a weighted average interest rate of approximately 5.56% per annum.

                                 CAPITALIZATION

    The following table sets forth the consolidated short-term debt and capitalization of the Company as of September 27, 1997, and as adjusted to give effect to the sale of the Debentures offered by the Company hereby (after deducting underwriting discounts and estimated offering expenses) and the anticipated application of the net proceeds from such sale. From time to time, the Company may issue additional debt or equity securities. The following information should be read in conjunction with the Company's consolidated financial statements, including the notes thereto, which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                                                              SEPTEMBER 27, 1997
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
                                                                                               (IN MILLIONS OF
                                                                                            DOLLARS)
SHORT-TERM DEBT
  Commercial paper........................................................................  $   1,090   $     866
  Notes payable and other short-term debt.................................................        260         260
  Current portion of long-term debt.......................................................         29          29
                                                                                            ---------  -----------
    Total short-term debt.................................................................  $   1,379   $   1,155
                                                                                            ---------  -----------
                                                                                            ---------  -----------
LONG-TERM DEBT(1)
  Senior notes and debentures.............................................................  $   1,493   $   1,493
  Other senior debt.......................................................................         81          81
  Debentures offered hereby...............................................................                    227
  LYONs due 2009 and 2013.................................................................        360         360
  Less current portion of long-term debt..................................................        (29)        (29)
                                                                                            ---------  -----------
    Total long-term debt..................................................................      1,905       2,132
                                                                                            ---------  -----------
STOCKHOLDERS' EQUITY(2)
  Common stock............................................................................      1,791       1,791
  Preferred stock (none issued)...........................................................     --          --
  Additional paid-in capital..............................................................      2,043       2,043
  Retained earnings.......................................................................      9,254       9,254
                                                                                            ---------  -----------
    Total stockholders' equity............................................................     13,088      13,088
                                                                                            ---------  -----------
      Total capitalization................................................................  $  14,993   $  15,220
                                                                                            ---------  -----------
                                                                                            ---------  -----------

------------------------

(1) See Notes 3 and 4 of the Notes to Consolidated Financial Statements for December 31, 1996, incorporated herein by reference, for additional information on long-term debt.

(2) See the Consolidated Financial Statements for December 31, 1996, incorporated herein by reference, and Notes 5 and 8 thereto for additional information on stockholders' equity.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") among the Company and each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated (collectively, the "Underwriters"), the Company has agreed to sell to each of the Underwriters and each of the Underwriters severally has agreed to purchase from the Company the aggregate principal amount at maturity of the Debentures set forth opposite its name below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Debentures if any are purchased.

                                          UNDERWRITER                                             PRINCIPAL AMOUNT
------------------------------------------------------------------------------------------------  ----------------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated..........................................................................   $  100,000,000
Goldman, Sachs & Co.............................................................................      100,000,000
Morgan Stanley & Co. Incorporated...............................................................      100,000,000
                                                                                                  ----------------
          Total.................................................................................   $  300,000,000
                                                                                                  ----------------
                                                                                                  ----------------

    The Underwriters have advised the Company that they propose to offer the Debentures to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of .45% of the principal amount at maturity of the Debentures. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount at maturity of the Debentures to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    There is no public trading market for the Debentures and the Company does not intend to apply for listing of the Debentures on any national securities exchange or for quotation of the Debentures on any automated dealer quotation system. The Company has been advised by the Underwriters that they presently intend to make a market in the Debentures after the consummation of the offering contemplated hereby, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. No assurance can be given as to the liquidity of the trading market for the Debentures or that an active public market for the Debentures will develop. If an active public trading market for the Debentures does not develop, the market price and liquidity of the Debentures may be adversely affected. If the Debentures are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    Until the distribution of the Debentures is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Debentures. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Debentures. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Debentures.

    If the Underwriters create a short position in the Debentures in connection with the offering, i.e., if they sell more Debentures than are set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Debentures in the open market.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Debentures. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    From time to time the Underwriters and certain of their affiliates have engaged, and may in the future engage, in transactions with, and perform services for, the Company and its affiliates in the ordinary course of business.

                                 LEGAL MATTERS

    The validity of the Debentures offered hereby will be passed upon for the Company by Carol H. Forsyte of the Company's Law Department. As of October 1, 1997, Ms. Forsyte held options to purchase 1,600 shares of Common Stock of the Company, of which options to purchase 400 shares were currently exercisable. Certain legal matters relating to the Debentures offered hereby will be passed upon for the Underwriters by Mayer, Brown & Platt, Chicago, Illinois.

PROSPECTUS

                                     [LOGO]
                       DEBT SECURITIES AND DEBT WARRANTS
                     COMMON STOCK AND COMMON STOCK WARRANTS
                                     UNITS
                             ---------------------

    Motorola, Inc. (the "Company") may offer from time to time under this Prospectus in one or more series its (i) debt securities (the "Debt Securities"), which may be senior (the "Senior Securities") or subordinated (the "Subordinated Securities"), (ii) warrants to purchase Debt Securities (the "Debt Warrants"), (iii) shares of its common stock, $3 par value per share (the "Common Stock") and (iv) warrants to purchase Common Stock ("Common Stock Warrants," and together with the Debt Warrants, the "Securities Warrants"), with an aggregate initial public offering price of up to $1,000,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including European Currency Units ("ECU"), on terms to be determined at the time of each offering hereunder. The Debt Securities, Common Stock and Securities Warrants may be offered separately or as a part of units consisting of one or more such securities ("Units," and together with the Debt Securities, Common Stock and Securities Warrants, the "Offered Securities"), in separate series, in amounts, at prices and on terms to be determined at the time of sale and to be set forth in one or more supplements to this Prospectus (a "Prospectus Supplement"). The Debt Securities may be convertible into shares of Common Stock of the Company.

    Certain terms of the Offered Securities in respect of which this Prospectus is being delivered, such as, (i) in the case of Debt Securities, the specific designation, ranking, priority, aggregate principal amount, currency or currencies, denominations, maturity, which may be fixed or extendible, premium or discount, if any, interest rate, which may be fixed or variable, and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, terms for conversion or exchange and form (which may be bearer, registered or global) and any other terms in connection with the offer and sale of Debt Securities;
(ii) in the case of Securities Warrants, the duration, offering price, exercise price, exercise dates and detachability and any other terms in connection with the offer and sale of the Securities Warrants; (iii) in the case of Common Stock, the specific title, number of shares or fractional interests therein, dividend, liquidation, voting and any other rights in connection with the offer and sale of the Common Stock; and (iv) in the case of any Offered Security, the net proceeds, initial public offering price and any other terms will be set forth in the applicable Prospectus Supplement. Units may be issued in amounts, at prices, on terms and containing such conditions, covenants and other provisions, and consisting of such Offered Securities and other securities, as will be set forth in the applicable Prospectus Supplement. The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the Offered Securities and any listing on a securities exchange of the Offered Securities covered by such Prospectus Supplement and about relationships between the Company and the applicable trustee, in the case of the issuance of Debt Securities or Debt Warrants.

    The Offered Securities may be offered directly, through agents, to or through underwriters or dealers, which may include affiliates of the Company, or through any combination of the foregoing. See "Plan of Distribution." If any agents, dealers or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable fee, commission, purchase price or discount arrangements with them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement.

    SEE "RISK FACTORS RELATING TO CURRENCIES," ON PAGE 6 HEREOF, FOR A DISCUSSION OF CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN DEBT SECURITIES AND DEBT WARRANTS.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. ANY
              REPRESENTA      TION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

                The date of this Prospectus is October 7, 1997.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 13th Floor, Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605. The Company is subject to the electronic filing requirements of the Commission. Accordingly, pursuant to the rules and regulations of the Commission, certain documents, including annual and quarterly reports and proxy statements, filed by the Company with the Commission have been and will be filed electronically. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

    Additional information regarding the Company and the Offered Securities is contained in the registration statement on Form S-3 (together with all exhibits and amendments, the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Commission's rules. For further information pertaining to the Company and the Offered Securities offered hereby, reference is made to the Registration Statement which may be inspected without charge at the office of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.
                            ------------------------

    Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$," "dollars," "U.S. dollars," or "U.S. $").
                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission (File No. 1-7221) are incorporated herein by reference:

        1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended on Form 10-K/A on May 13, 1997.

        2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 29, 1997, as amended on Form 10-Q/A on May 15, 1997, and June 28, 1997.

        3. The description of the Common Stock included in the Registration Statement on Form 8-B dated July 2, 1973, including any amendments or reports filed for the purpose of updating such description.

        4. The description of the Company's Preferred Share Purchase Rights included in the Registration Statement on Form 8-A dated November 15, 1988, as amended by Forms 8 dated August 9, 1990 and December 2, 1992 and by Form 8-A/A dated February 28, 1994.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to A. Peter Lawson, Secretary, Motorola, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196, telephone: (847) 576-5000.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR A PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND THEREIN, AND ANY INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF OFFERED SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT SHALL CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE OFFERED SECURITIES COVERED BY THIS PROSPECTUS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AND THE APPLICABLE PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                  THE COMPANY

    Motorola, Inc. is a corporation organized under the laws of the State of Delaware as the successor to an Illinois corporation organized in 1928. As used in this discussion of "The Company," "Motorola" or the "Company" refers to Motorola, Inc. and its subsidiaries, unless otherwise indicated by the context. Motorola's principal executive offices are located at 1303 East Algonquin Road, Schaumburg, Illinois 60196 (telephone number 847-576-5000).

    Motorola, one of the world's leading providers of electronic equipment, systems, components and services for worldwide markets, is engaged in the design, manufacture and sale, principally under the Motorola brand, of a diversified line of such products. These products include two-way land mobile communications systems, paging and wireless data systems, personal communications equipment and systems and other forms of electronic communication systems; subscriber and infrastructure equipment for the telephone market; cellular mobile and portable telephones and systems; semiconductors, including integrated circuits, discrete devices and microprocessor units; information systems products such as modems, multiplexers and network processors; electronic equipment for military and aerospace use; electronic engine controls and other automotive and industrial electronic equipment; and multifunction computer systems for distributed data processing and office automation applications. Motorola also provides services for paging, cellular telephone, shared mobile radio and wireless data. "Motorola" is a registered trademark of Motorola, Inc.

CELLULAR PRODUCTS SEGMENT

    Includes the Cellular Subscriber Sector (formerly the Cellular Subscriber Group), the Cellular Infrastructure Group and the Network Management Group. The Cellular Subscriber Sector and Cellular Infrastructure Group design, manufacture, sell, install and service cellular infrastructure equipment and wireless telephone products. In addition, the Cellular Subscriber Sector resells cellular line service in the United States, Germany, France and the United Kingdom markets. The Network Management Group is a joint venture partner in cellular operating systems in Argentina, Chile, the Dominican Republic, Honduras, Hong Kong, India, Israel, Japan, Jordan, Lithuania, Mexico, Pakistan, Thailand, Azerbijian and Uruguay. In addition, the Network Management Group acts as an investor in IRIDIUM-C- gateway companies which operate in North America, Central America, South America and India.

SEMICONDUCTOR PRODUCTS SEGMENT

    Products include integrated circuit devices (metal-oxide semiconductor and bipolar) such as high-performance microprocessors, microcontrollers and peripherals; digital signal processors; fast/application-specific static random access memories; custom and proprietary bipolar and MOS digital-analog components; emitter-coupled logic; programmable logic devices; deep submicron CMOS gate array, cell-based and customizable standard products; rectifiers; zener and tuning diodes; power and small signal transistors; and RF and microwave devices, thyristors, optoelectronics and sensors.

LAND MOBILE PRODUCTS SEGMENT

    Designs, manufactures and sells analog and digital two-way voice and data products and systems for a variety of worldwide applications, from on-site to wide-area communications. As a principal supplier of mobile and portable FM two-way radio products and systems, this segment meets the communication needs of individuals and many different types of business, institutional and governmental organizations. Products of this segment provide voice and data communications between vehicles, persons and base stations. Also, this segment provides network services for two-way radio subscribers in international markets through joint ventures.

MESSAGING, INFORMATION AND MEDIA SEGMENT

    Manufactures, distributes and sells paging subscriber, paging infrastructure and related products, such as paging software and accessories, and also provides network services for paging and wireless data and gateway communication subscribers through wholly-owned and operated businesses and as well as domestic and international joint ventures. It also manufactures and sells modems, analog and digital transmission devices and other data communication devices. In addition, this segment manufactures equipment that enables voice, video and high-speed data communications over cable networks. It offers handwriting and speech recognition software for various applications and provides equipment and systems to meet the communication needs of many different types of business, institutional and governmental organizations. Also, there is a growing base of paging and modem customers using these products for personal and family communications needs.

OTHER PRODUCTS SEGMENT

    AUTOMOTIVE, ENERGY AND COMPONENTS SECTOR manufactures and sells products in three major categories: automotive and industrial electronics; energy storage products and systems; and components. In components, the sector manufactures and sells ceramic and quartz products for the electronic market, printed circuit boards, electronic ballasts for fluorescent lighting, and radio frequency identification devices. This sector established a Flat Panel Display Division to develop the next generation of flat panel displays.

    SPACE SYSTEMS AND TECHNOLOGY GROUP engages in the design, development and production of electronic systems and products for commercial business and U.S. government projects. This group's Satellite Communications Group is developing the IRIDIUM-C- satellite-based communications system. The IRIDIUM-C- system is a satellite-based wireless communications system that has been designed to provide global digital service to hand-held telephones, pagers, and related equipment.

    MOTOROLA COMPUTER GROUP develops, manufactures, sells and services multi-function computer board level products, together with operating systems and systems enablers based primarily on the Motorola PowerPC-C- series microprocessor.

                      RISK FACTORS RELATING TO CURRENCIES

    Debt Securities or Debt Warrants denominated or payable in foreign currencies may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved. These risks may be more fully described in the applicable Prospectus Supplement. See "Description of Debt Securities" and "Description of Securities Warrants."

                                USE OF PROCEEDS

    Unless otherwise specified in an applicable Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Offered Securities will be used for general corporate purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following are the unaudited consolidated ratios of earnings to fixed charges for the quarters ended June 28, 1997 and June 29, 1996 and each of the years in the five-year period ended December 31, 1996:

                                                             SIX MONTHS
                                                               ENDED
                                                        --------------------       YEAR ENDED DECEMBER 31,
                                                        JUNE 28,   JUNE 29,    --------------------------------
                                                          1997       1996      1996   1995   1994   1993   1992
                                                        --------   ---------   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges....................       7.0         7.1     6.1   11.6    9.8    6.8    4.0

    For purposes of computing the ratios of earnings to fixed charges, income before income tax expense (excluding interest costs capitalized) plus fixed charges has been divided by fixed charges. Fixed charges consist of interest costs (including interest costs capitalized) and estimated interest included in rentals (one-third of net rental expense).

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the Debt Securities (except for the terms of Liquid Yield Option-TM- Notes ("LYONs"-TM-), which are described separately) sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to such Debt Securities will be described in such Prospectus Supplement.

    The Senior Securities (except for LYONs) are to be issued under an Indenture (the "Senior Indenture") dated May 1, 1995 between the Company and Harris Trust and Savings Bank, as trustee, or the trustee named in the applicable Prospectus Supplement as trustee (the "Senior Trustee") and the Subordinated Securities (except for LYONs) are to be issued under an indenture (the "Subordinated Indenture"; the Senior Indenture and the Subordinated Indenture are collectively referred to herein as the "Indentures") between the Company and the First National Bank of Chicago, as trustee, or the trustee named in the applicable Prospectus Supplement as trustee (the "Subordinated Trustee"). The forms of the Senior Indenture and the Subordinated Indenture are exhibits to the Registration Statement. The following summary of certain provisions of the Indentures does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indentures and the applicable Prospectus Supplement relating to such Offered Securities. Numerical references in parentheses below are to sections of the Indentures. Wherever particular sections or defined terms of the Indentures are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. Unless otherwise indicated, capitalized terms used herein that are defined in the

------------------------------
-TM---Trademark of Merrill Lynch & Co., Inc.

Indentures shall have the meanings ascribed to them in the Indentures. As used in this "Description of Debt Securities," the "Company" refers to Motorola, Inc. and does not, unless the context otherwise indicates, include its subsidiaries.

GENERAL

    The Senior Securities will be unsubordinated obligations of the Company. They will be unsecured and will rank equally and PARI PASSU with each other, unless otherwise indicated in the applicable Prospectus Supplement, which Prospectus Supplement will set forth, as of the most recent practicable date, the aggregate amount of outstanding indebtedness that would rank junior to the Senior Securities. (Section 301 of the Senior Indenture) The Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness of the Company. See "Description of Debt Securities -- Subordinated Indenture Provisions." The Subordinated Securities will be unsecured and will rank equally and PARI PASSU with each other, unless otherwise indicated in the applicable Prospectus Supplement. (Section 301 of the Subordinated Indenture) The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series.

    Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms, when applicable, of the Offered Securities: (1) the title of the Offered Securities;
(2) any limit on the aggregate principal amount of the Offered Securities; (3) the date or dates, or the method by which such date or dates will be determined or extended, on which the principal (and premium, if any) of the Offered Securities will be payable; (4) the rate or rates per annum at which the Offered Securities will bear interest, if any, or the method by which such rate or rates will be determined and the date or dates from which such interest will accrue;
(5) the dates on which such interest, if any, will be payable and the Regular Record Dates for any interest payable on any Registered Security on any such Interest Payment Dates, any circumstances in which the Company may defer interest payments or any manner of computing interest if other than a 360-day year of twelve 30-day months; (6) the place or places where principal and interest (and premium, if any) on the Offered Securities may be payable, where any Registered Securities may be surrendered for transfer and where Offered Securities may be exchanged and notices and demands may be served or published,
(7) the price at which, the periods within which or the date or dates on which, and the terms and conditions upon which the Offered Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company; (8) the obligation, if any, of the Company to redeem, repay or purchase Offered Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods, price or prices and terms and conditions upon which such repurchase, redemption or purchase shall occur; (9) whether Offered Securities are to be Registered Securities, Bearer Securities or both, are to be issuable with or without coupons and the terms upon which Bearer Securities may be exchanged for Registered Securities and, in the case of Bearer Securities, the date as of which such Bearer Securities shall be dated (if not the date of original issuance of the first security of like tenor and term); (10) whether Offered Securities are to be issued in the form of a Global Security, the Depositary and Global Exchange Agent, whether such Global form is temporary or permanent, the circumstances under which any temporary Global Security will be exchanged for definitive Global Securities and any applicable Exchange Date; (11) whether any additional amounts will be payable to Holders of the Offered Securities; (12) the denomination of any Registered Security (if other than $1,000 or any integral multiple thereof) and of any Bearer Security (if other than $5,000 or any integral multiple thereof); (13) if other than Dollars, the Currency or Currencies of denomination, including any composite Currency or index; (14) the application, if any, of the defeasance or covenant defeasance provisions of the applicable Indenture to the Offered Securities; (15) if other than Dollars, the Currency, Currencies or Currency units in which payments shall be made on the Offered Securities and the time and manner of determining any exchange rate between the Currency or Currencies of denomination and that or those in which they are to be paid; (16) the manner in which any payments on an Offered Security may be determined with respect to an index; (17) the designation of any initial Exchange Rate Agent; (18) the terms and conditions, if any, upon which the Offered Securities are to be convertible into shares of Common

Stock of the Company; (19) the portion of the principal amount of the Offered Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof; (20) the Person to whom any interest on any Registered Security shall be payable, if other than the Person in whose name such Registered Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date, the manner in which, or Person to whom, any interest on any Bearer Security will be payable, if other than upon presentation and surrender of the coupons appertaining thereto as they mature, and the extent to which any interest payable on an Interest Payment Date on any temporary Security issued in Global form will be paid if other than the manner in the applicable Indenture; (21) the terms of any pledge of property made to secure the obligations of the Company under such Offered Securities and the circumstances under which such pledge may be released, and the limitations, if any, on recourse against the Company under such Offered Securities; (22) if other than the Trustee, the identity of the Security Registrar and/or Paying Agent; and (23) any other terms of the Offered Securities. (Section 301 of each Indenture)

    Additional provisions of the applicable Indenture, such as rate reset and extension provisions, may be made applicable to the Offered Securities, as described in the applicable Prospectus Supplement.

    For purposes of this Prospectus, any reference to the payment of principal (or premium, if any) or interest, if any, on any Debt Securities will be deemed to include mention of the payment of any additional amounts required by the terms of such Debt Securities.

    Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Federal income tax and other considerations pertaining to any such Original Issue Discount Securities will be discussed in the applicable Prospectus Supplement.

    The Debt Securities will be obligations exclusively of the Company. Since the operations of the Company are partially conducted through subsidiaries, primarily overseas, the cash flow and the consequent ability to service debt, including the Debt Securities, of the Company, are partially dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

    Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the Debt Securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

    The general provisions of the Indentures do not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company. However, the general provisions of the Indentures do provide that neither the Company nor any Domestic Subsidiary (as defined below) will subject certain of its property or assets to any mortgage or other encumbrance unless the Securities issued thereunder are secured equally and ratably with or prior to such other indebtedness thereby secured. See "Description of Debt Securities -- Restrictive Covenants" below.

    Under the Indentures, the Company has the ability to issue Debt Securities with terms different from those of Debt Securities previously issued thereunder and, without the consent of the holders thereof, to issue additional amounts of a series of Debt Securities (with different dates for payments, different rates of interest and in different currencies or currency), in an aggregate principal amount determined by the Company. (Section 301 of each Indenture)

DENOMINATIONS, FORM, EXCHANGE, REGISTRATION AND TRANSFER

    Debt Securities of a series may be issuable solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities denominated in U.S. dollars (other than Global Securities, which may be of any denomination) are issuable in denominations of $1,000 and any integral multiple thereof and Bearer Securities denominated in U.S. dollars are issuable in denominations of $5,000 and any integral multiples thereof. The Indentures also provide that Debt Securities of a series may be issuable in global form. See "Description of Debt Securities -- Global Securities" below. Unless otherwise indicated in the applicable Prospectus Supplement, Bearer Securities (except those in temporary or permanent global form) will have interest coupons attached. (Section 201 of each Indenture)

    Registered Securities of any series will be exchangeable for other Registered Securities of the same series of authorized denominations and of a like aggregate principal amount, tenor and terms. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder, but subject to applicable laws, upon request confirmed in writing, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount, tenor and terms. Bearer Securities surrendered in exchange for Registered Securities of the same series between the close of business on a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. Unless otherwise specified in the applicable Prospectus Supplement, Bearer Securities will not otherwise be issued in exchange for Registered Securities. (Section 305 of each Indenture)

    In connection with its original issuance, no Bearer Security shall be mailed or otherwise delivered to any location in the United States (as defined below under "Description of Debt Securities -- Limitations on Issuance of Bearer Securities") and, unless otherwise specified in the applicable Prospectus Supplement, a Bearer Security may be delivered in connection with its original issuance only if the person entitled to receive such Bearer Security furnishes written certification, in the form required by the applicable Indenture, to the effect that (i) such Bearer Security is not being acquired by or on behalf of a United States person (as defined below under "Description of Debt Securities -- Limitations on Issuance of Bearer Securities"), or (ii) if a beneficial interest in such Bearer Security is being acquired by or on behalf of a United States person, that such United States person is a foreign branch of a United States financial institution (as defined in Treasury Regulation Section 1.165-12(c)(1)(v)) that is purchasing for its own account or for resale or such person is acquiring the Bearer Security through the foreign branch of a United States financial institution and the financial institution agrees, in either case, to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder or (iii) such Bearer Security is being acquired by a United States or foreign financial institution for resale during the restricted period (as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)) and has not been acquired for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions. (Section 303 of each Indenture) See "Description of Debt Securities -- Global Securities" and "Description of Debt Securities -- Limitations on Issuance of Bearer Securities" below.

    Debt Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (duly endorsed or accompanied by a satisfactory written instrument of transfer), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to such series of Debt Securities, without service charge and upon payment of any taxes and other governmental charges. (Section 305 of each Indenture) If the Prospectus Supplement refers to any transfer agent (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent (or Security Registrar) acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002 of each Indenture)

    The Company shall not be required (i) to issue, register the transfer of or exchange Debt Securities of any particular series to be redeemed or exchanged for a period of 15 days preceding the first publication of the relevant notice of redemption or, if Registered Securities are outstanding and there is no publication, the mailing of the relevant notice of redemption or exchange, (ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except the unredeemed portion of any Registered Security being redeemed or exchanged in part, or (iii) to exchange any Bearer Security so selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of like tenor and terms of that series, provided that such Registered Security shall be surrendered for redemption. (Section 305 of each Indenture)

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in fully registered or bearer form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

    The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depository arrangements.

    Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interests of Participants) and records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interest in a Global Security.

    So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

    Payments of principal of and any interest (and premium, if any) on individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities or any agent, underwriter or dealer through which such Debt Securities are offered or sold will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that the Depository for a series of Debt Securities or its nominee, upon receipt of any payment of principal or interest (or premium, if any) in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depository or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

    If a Depository for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series to Participants in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may, at any time and in its sole discretion, subject to any limitations described in the applicable Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series to Participants in exchange for the Global Security or Securities representing such series of Debt Securities.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

    In compliance with United States federal tax laws and regulations, Bearer Securities may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to United States persons (each as defined below) other than to a Qualifying Branch of a United States Financial Institution (as defined below) or a United States person acquiring Bearer Securities through a Qualifying Branch of a United States Financial Institution and any underwriters, agents and dealers participating in the offering of Debt Securities must agree that they will not offer any Bearer Securities for sale or resale in the United States or to United States persons (other than a Qualifying Branch of a United States Financial Institution or a United States person acquiring Bearer Securities through a Qualifying Branch of a United States Financial Institution) nor deliver Bearer Securities within the United States. In addition, any such underwriters, agents and dealers must agree to send confirmations to each purchaser of a Bearer Security confirming that such purchaser represents that it is not a United States person or is a Qualifying Branch of a United States Financial Institution and, if such person is a dealer, that it will send similar confirmations to purchasers from it. The term "Qualifying Branch of a United States Financial Institution" means a branch located outside the

United States of a United States securities clearing organization, bank or other financial institution listed under Treasury Regulation Section 1.165-12(c)(1)(v) that agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the regulations thereunder.

    Bearer Securities and any coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." Under Sections 165(j) and 1287(a) of the Code, holders that are United States persons, with certain exceptions, will not be entitled to deduct any loss on Bearer Securities and must treat as ordinary income any gain realized on the sale or other disposition (including the receipt of principal) of Bearer Securities.

    The term "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, and an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and the term "United States" means the United States of America (including the states and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (including the Commonwealth of Puerto Rico).

PAYMENT AND PAYING AGENTS

    Unless otherwise provided in the applicable Prospectus Supplement, the Place of Payment for a series issuable solely as Registered Securities will be Chicago, Illinois, U.S.A., and the Company will initially designate the corporate trust office of the Senior Trustee and the Subordinated Trustee, respectively, for this purpose. Notwithstanding the foregoing, at the option of the Company, interest, if any, may be paid on Registered Securities (i) by check mailed to the address of the Person entitled thereto as such Person's address appears in the Security Register or (ii) by wire transfer to an account located in the United States maintained by the Person entitled thereto as specified in the Security Register. (Sections 307, 1001 and 1002 of each Indenture) Unless otherwise provided in the applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 307 of each Indenture)

    If Debt Securities of a series are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities, unless otherwise provided in the applicable Prospectus Supplement, the Company will be required to maintain an office or agency (i) outside the United States at which, subject to any applicable laws and regulations, the principal of (and premium, if any) and interest, if any, on such series will be payable and (ii) in Chicago, Illinois for payments with respect to any Registered Securities of such series (and for payments with respect to Bearer Securities of such series in the limited circumstances described below, but not otherwise); provided that, if required in connection with any listing of such Debt Securities on The Stock Exchange of the United Kingdom and the Republic of Ireland, the Luxembourg Stock Exchange or any other stock exchange located outside the United States, the Company will maintain an office or agency for such Debt Securities in London or Luxembourg or any city located outside the United States required by such stock exchange. (Section 1002 of each Indenture) The initial locations of such offices and agencies will be specified in the applicable Prospectus Supplement. Unless otherwise provided in the applicable Prospectus Supplement, principal of (and premium, if any) and interest, if any, on Bearer Securities may be made, at the Holder's option by (i) check in the Currency designated by the Bearer Security presented or mailed to an address outside the United States or (ii) paid by wire transfer to an account in such Currency maintained by the Person entitled thereto with a bank located outside the United States. (Sections 307 and 1002 of each Indenture) Unless otherwise provided in the applicable Prospectus Supplement, payment of installments of interest on any Bearer Securities on or before Maturity will be made only against surrender of coupons for such interest installments as they severally mature. (Section 1001 of each Indenture) Unless otherwise provided in the applicable Prospectus Supplement, no payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of (and premium, if any) and interest, if any, on Bearer Securities payable in U.S. dollars will be made at the office of the Company's Paying Agent in Chicago, Illinois if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions and the Trustee has received an opinion of counsel that such payment within the United States is legal. (Sections 307 and 1002 of each Indenture)

    The Company may from time to time designate additional offices or agencies for payment with respect to any Debt Securities, approve a change in the location of any such office or agency and, except as provided above, rescind the designation of any such office or agency.

    Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest, if any, on any Debt Security that is payable in a Currency other than U.S. dollars will be made in U.S. dollars in the event that such Currency (i) ceases to be used both by the government of the country that issued the currency and by a central bank or other public institution of or within the international banking community for the settlement of transactions, (ii) is the ECU and ceases to be used both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) is any currency unit (or composite currency) other than the ECU and ceases to be used for the purposes for which it was established (each of the events described in clauses (i) through (iii), a "Conversion Event"). (Section 312 of each Indenture)

    All moneys deposited with a paying agent or held for the payment of principal of (or premium, if any) or interest, if any, on any Debt Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will, at request of the Company, be repaid to the Company, or discharged from trust, and the Holder of such Debt Security or any coupon appertaining thereto will thereafter look only to the Company for payment thereof. (Section 1003 of each Indenture)

DEFEASANCE AND COVENANT DEFEASANCE

    Each Indenture provides that, if such provision is made applicable to the Debt Securities of any series pursuant to Section 301 of the applicable Indenture, the Company may elect either (A) to defease and be discharged from any and all obligations in respect of such Debt Securities (except for certain obligations to register the transfer or exchange of such Debt Securities, to replace temporary, destroyed, stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold monies for payment in trust) ("defeasance") or (B) to omit to comply with certain restrictive covenants in Section 801 (being the restrictions described under "Description of Debt Securities -- Consolidation, Merger, Conveyance, Transfer or Lease"), Section 1007 (relating to maintenance of the Company's existence), 1008 (Maintenance of Properties), 1009 (Payment of Taxes and Other Claims), 1010 (Restrictions on Secured Debt) and 1011 (Restrictions on Sales and Leasebacks), and the occurrence of any event specified in Sections 501(3) and 501(4) (with respect to any of Sections 1007 through 1011, inclusive, and Section 801) and 501(7) (described, respectively, in clauses (c), (d) and (f) under "Description of Debt Securities -- Events of Default") shall not be deemed to be an Event of Default under the applicable Indenture and the Debt Securities of any series ("covenant defeasance"), in either case upon the deposit with the applicable Trustee (or other qualifying trustee), in trust, of money and/or U.S. Government Obligations (as defined below) which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and each installment of interest, if any, on the Debt Securities of such series on the Stated Maturities of such payments in accordance with the terms of the applicable Indenture and the Debt Securities of such series. Such a trust may only be established if, among other things, the Company has delivered to the applicable Trustee an Opinion of Counsel (who may be counsel for the Company) to the effect that the Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. Such opinion, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the applicable Indenture. The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series. (Article Fifteen of each Indenture)

    In the event the Company exercises its option to omit compliance with certain covenants of the applicable Indenture with respect to the Debt Securities of any series as described above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Description of Debt Securities -- Events of Default", the amount of money and U.S. Government Obligations on deposit with the applicable Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments. The term "U.S. Government Obligations" means direct noncallable obligations of, or noncallable obligations guaranteed by, the United States or an agency thereof for the payment of which guarantee or obligation the full faith and credit of the United States is pledged.

RESTRICTIVE COVENANTS

    RESTRICTIONS ON SECURED DEBT If the Company or any Domestic Subsidiary shall incur or guarantee any Debt secured by a Mortgage on any Principal Property or on any shares of stock of or Debt of any Domestic Subsidiary, the Company will secure the Debt Securities of each series equally and ratably with (or prior to) such secured Debt, unless after giving effect thereto, the aggregate amount of all such Debt so secured, together with all Attributable Debt (as defined below) in respect of sale and leaseback transactions involving Principal Properties (see "Description of Debt Securities -- Restrictions on Sales and Leasebacks" below), would not exceed 5% of the Consolidated Net Tangible Assets of the Company and its consolidated subsidiaries. This restriction will not apply to, and there will be excluded from secured Debt in any computation under such restriction, Debt secured by (a) Mortgages on property of, or on any shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Domestic Subsidiary or at the time it is merged into or consolidated with the Company or a Domestic Subsidiary, (b) Mortgages in favor of the Company or a Domestic Subsidiary, (c) Mortgages in favor of governmental bodies to secure progress or advance payments, (d) Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), (e) purchase money Mortgages and Mortgages to secure the construction cost of property, and (f) any extension, renewal or refunding of any Mortgage referred to in the foregoing clauses (a) through (e), inclusive. "Principal Property" will be defined to include any single parcel of real estate, any manufacturing plant or warehouse owned or leased by the Company or any Domestic Subsidiary which is located within the United States and the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any manufacturing plant or warehouse or a portion thereof (a) which is a pollution control or other facility financed by obligations issued by a state or local government unit, or (b) which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its subsidiaries as an entirety. "Attributable Debt" means the total net amount of rent required to be paid during the remaining term of any lease, discounted at the rate per annum borne by the Senior Securities of each series, compounded annually. "Subsidiary of the Company" means a corporation, a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company and/ or one or more Subsidiaries of the Company. "Domestic Subsidiary" means a Subsidiary of the Company except a Subsidiary of the Company which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States, or which is engaged primarily in financing the operations of the Company or its Subsidiaries, or both, outside the United States. "Consolidated Net Tangible Assets" means the aggregate amount of assets

(less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any constituting Funded Debt by reason of their being renewable or extendable) and (b) goodwill and other intangibles. (Section 1010 of each Indenture)

    RESTRICTIONS ON SALES AND LEASEBACKS Neither the Company nor any Domestic Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, completion of construction and commencement of full operation of which has occurred more than 180 days prior thereto, unless (a) the Company or such Domestic Subsidiary could mortgage such property as provided for above under "Description of Debt Securities -- Restrictive Covenants -- Restrictions on Secured Debt" in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Debt Securities of each series, or (b) the Company, within 120 days, applies to the retirement of its Funded Debt an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so leased (subject to credits for certain voluntary retirements of Funded Debt). This restriction will not apply to any sale and leaseback transaction (a) between the Company and a Domestic Subsidiary or between Domestic Subsidiaries or (b) involving the taking back of a lease for a period, including renewals, of three years or less. (Section 1011 of each Indenture)

EVENTS OF DEFAULT

    The following are Events of Default under the Indentures with respect to Securities of any series: (a) failure to pay principal of (or premium, if any) on any Security of that series when due; (b) failure to pay any installment of interest on any Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Security of that series; (d) failure to perform any other covenant of the Company in the applicable Indenture (other than a covenant included in the applicable Indenture solely for the benefit of any series of Securities other than that series), continued for 60 days after written notice as provided in the applicable Indenture; (e) certain events in bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Securities of that series. (Section 501 of each Indenture) If an Event of Default with respect to the Outstanding Securities of any series shall occur and be continuing either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Securities of that series may declare the principal amount (or, if the Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) of all Securities of that series to be due and payable immediately; provided that in the case of certain events of bankruptcy, insolvency or reorganization, such principal amount (or portion thereof) shall automatically become due and payable. However, at any time after an acceleration with respect to Securities of any series has occurred, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502 of each Indenture) For information as to waiver of defaults, see "Description of Debt Securities -- Modification and Waiver." Reference is made to the Prospectus Supplement relating to each series of Offered Securities which are Original Issue Discount Securities or Indexed Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities or Indexed Securities upon the occurrence of an Event of Default and the continuation thereof.

    The Indentures provide that, subject to the duty of the applicable Trustee during default to act with the required standard of care, the applicable Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the applicable Trustee reasonable security or indemnity. (Section 603 of each Indenture) Subject to such provisions for indemnification of the Trustee and certain other limitations, the Holders of a majority in principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of that series. (Section 512 of the Senior Indenture and Section 505 of the Subordinated Indenture)

    The Company will be required to furnish to the applicable Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1006 of each Indenture)

MODIFICATION AND WAIVER

    Modifications and amendments of each Indenture may be made by the Company and the applicable Trustee with the consent of the Holders of 66 2/3% in principal amount of the Outstanding Securities of each series affected thereby; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity date of the principal of, or any installment of principal of or interest on, any Security, (b) reduce the principal amount of (or premium, if any) or interest, if any, on, any Security, (c) reduce the amount of principal of any Original Issue Discount Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of (or premium, if any) or interest, if any, on, any Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Security, or (f) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults. (Section 902 of each Indenture)

    The Holders of a majority in principal amount of the Outstanding Securities of any series may on behalf of the Holders of all Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the applicable Indenture. (Section 1012 of each Indenture) The Holders of a majority in principal amount of the Outstanding Securities of any series may on behalf of the Holders of all Securities of that series waive any past default under the applicable Indenture with respect to Securities of that series, except a default in the payment of the principal of (or premium, if any) or interest, if any, on any Security of that series or in respect of any provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Security of that series affected. (Section 513 of the Senior Indenture and Section 504 of the Subordinated Indenture)

    In addition, under the Subordinated Indenture, no modification or amendment thereof may, without the consent of the holders of each Outstanding Subordinated Security affected thereby, modify any of the provisions of such Indenture relating to the subordination of the Subordinated Securities in a manner adverse to the holders thereof without the consent of all the holders thereof and no such modification or amendment may adversely affect the rights of the holders of Senior Indebtedness then outstanding under Article Sixteen of such Indenture (described under the caption "Description of Debt Securities -- Subordinated Indenture Provisions") without the consent of the requisite holders of Senior Indebtedness (as required pursuant to the terms of such Senior Indebtedness). (Section 902 of the Subordinated Indenture)

    In determining whether the holders of the requisite principal amount of Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver under either Indenture or whether a quorum is present at a meeting of holders of Securities thereunder, (i) the principal amount of an Original Issue Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, (ii) the principal amount of a Security denominated in a foreign Currency or Currencies will be the U.S. dollar equivalent, determined on the original issuance date for such Security, of the principal amount thereof (or, in the case of an Original Issue Discount Security or Indexed Security, the U.S. dollar equivalent on the original issuance date of such Security of the amount determined as provided in
(i) above or (iii) below), (iii) the principal amount of an

Indexed Security that may be counted in making such determination or calculation and that will be deemed outstanding for such purpose will be equal to the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to Section 301 of such Indenture and (iv) Securities owned by the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor will be disregarded. (Section 101 of each Indenture)

    Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series issued thereunder if Debt Securities of that series are issuable in whole or in part as Bearer Securities. (Section 1401 of each Indenture) A meeting may be called at any time by the Trustee for such Debt Securities, or upon the request of the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given in accordance with the applicable Indenture with respect thereto. (Section 1402 of each Indenture) Except for any consent that must be given by each holder of a Debt Security affected, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except for any consent that must be given by each holder of a Debt Security affected, any resolution with respect to any consent which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of a series issued under an Indenture may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of the Holders of 66 2/3% in principal amount of such Outstanding Debt Securities of that series; and provided, further, that, except for any consent that must be given by each holder of a Debt Security affected, any resolution with respect to any demand, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series issued under an Indenture may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. (Section 1404 of each Indenture)

    Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture with respect thereto will be binding on all Holders of Debt Securities of that series and the related coupons issued under that Indenture. The quorum at any meeting of Holders of a series of Debt Securities called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of such series; provided, however, that if any action is to be taken at such meeting with respect to a consent which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing 66 2/3% in principal amount of the Outstanding Debt Securities of such series issued under that Indenture will constitute a quorum. (Section 1404 of each Indenture)

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

    The Company, without the consent of any Holders of Outstanding Securities, may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, the Company, PROVIDED that, (i) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases such assets of the Company is organized and existing under the laws of any United States jurisdiction and assumes the Company's obligations on the Debt Securities and under the applicable Indenture, (ii) after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing (provided that a transaction will only be deemed to be in violation of this condition (ii) as to any series of Debt Securities as to which such Event of Default or such event shall have occurred and be continuing), and (iii) certain other conditions are met. (Article Eight of each Indenture)

HARRIS TRUST AND SAVINGS BANK, AS TRUSTEE

    Harris Trust and Savings Bank is trustee under (i) an indenture with the Company dated as of March 15, 1985 relating to the Company's 8.40% Debentures due August 15, 2031, (ii) an indenture with the Company dated as of October 1, 1991 relating to the Company's 7.60% Notes due January 1, 2007 and the Company's 6 1/2% Notes due March 1, 2008 and (iii) an indenture with the Company dated as of May 1, 1995 relating to the Company's 7 1/2% Debentures due May 15, 2025 and the Company's 6 1/2% Debentures due September 1, 2025. Harris Trust and Savings Bank has also extended credit facilities to the Company and a subsidiary of the Company and conducts business with the Company and certain of its affiliates, including cash management and stock transfer services and serving as trustee for the Motorola Pension Trust. Harris Trust and Savings Bank also serves as the Rights Agent under the Rights Agreement, as amended, with the Company (the "Rights Agreement"). See "Description of Capital Stock -- Preferred Share Purchase Rights."

THE FIRST NATIONAL BANK OF CHICAGO, AS TRUSTEE

    The First National Bank of Chicago serves as trustee under the indentures with the Company for the 2009 LYONs and the 2013 LYONs and would serve as extension trustee under the extension indenture relating to the extension notes which could be issued in the future with respect to the 2009 LYONs. The First National Bank of Chicago would also serve as trustee under the LYONs Indenture except as otherwise set forth in the applicable Prospectus Supplement. See "Description of Liquid Yield Option Notes." The Company also maintains certain banking relationships with The First National Bank of Chicago.

SUBORDINATED INDENTURE PROVISIONS

    The Subordinated Securities shall be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to the prior payment in full of all existing and future Senior Debt (as defined below) of the Company. (Section 1601 of the Subordinated Indenture)

    Senior Debt is defined in the Subordinated Indenture as the principal of (and premium, if any) and interest on (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law) and other amounts due on or in connection with any Debt incurred, assumed or guaranteed by the Company, whether outstanding on the date of the Subordinated Indenture or thereafter incurred, assumed or guaranteed, and all renewals, extensions and refundings of any such Debt. Excluded from the definition of Senior Debt are the following: (a) any Debt which expressly provides (i) that such Debt shall not be senior in right of payment to the Subordinated Securities, or (ii) that such Debt shall be subordinated to any other Debt of the Company, unless such Debt expressly provides that such Debt shall be senior in right of payment to the Subordinated Securities; (b) Debt of the Company in respect of the Subordinated Securities; (c) Debt of the Company in respect of its outstanding Liquid Yield Option Notes due 2009 (the "2009 LYONs") and its outstanding Liquid Yield Option Notes due 2013 ("2013 LYONs") (which 2009 LYONs and 2013 LYONs will rank on a parity with the Subordinated Securities); and (d) Debt of the Company in respect of the extension notes which may be issued in the future, at specified dates, in respect of the 2009 LYONs in payment of the purchase price thereof (which extension notes would rank on a parity with the Subordinated Securities and any 2009 LYONs and 2013 LYONs remaining outstanding). (Section 101 of the Subordinated Indenture)

    As of September 30, 1995, the Company had approximately $3,692 million of consolidated indebtedness outstanding (excluding accrued interest thereon) which would have constituted either Senior Debt or indebtedness of subsidiaries of the Company. In addition, as of September 30, 1995, the Company had outstanding approximately $357 million (issue price plus accrued original issue discount) of 2009 LYONs and 2013 LYONs, representing approximately $562 million in aggregate principal amount at maturity, which would rank on a parity with the Subordinated Securities. There are no restrictions in the Subordinated Indenture on the creation of additional Senior Debt (or any other indebtedness). (Section 101 of the Subordinated Indenture) The Prospectus Supplement with respect to any Subordinated Securities will set forth (a) as of the most recent practicable date (i) the aggregate amount of consolidated indebtedness outstanding that would constitute either Senior Debt or indebtedness of subsidiaries of the Company and (ii) the aggregate amount of outstanding indebtedness that would rank on a parity with the Subordinated Securities and (b) any then-existing limitation on the issuance of additional Senior Debt.

    By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of assets, (i) the holders of all Senior Debt shall first be entitled to receive payment in full of all amounts due or to become due thereon, or payment of such amounts shall have been provided for, before the Holders of Subordinated Securities shall be entitled to receive any payment or distribution with respect to such securities, (ii) the Holders of Subordinated Securities will be required to pay over their share of such distribution to the holders of Senior Debt until such Senior Debt is paid in full, and (iii) creditors of the Company who are not Holders of Subordinated Securities or holders of Senior Debt may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the Holders of Subordinated Securities. (Section 16.02 of the Subordinated Indenture)

    Unless otherwise specified in the Prospectus Supplement, in the event that the Subordinated Securities are declared due and payable prior to their Stated Maturity by reason of the occurrence of an Event of Default, then the Company would be obligated to promptly notify holders of Senior Debt of such acceleration. Unless otherwise specified in the applicable Prospectus Supplement, the Company may not pay the Subordinated Securities until 120 days have passed after such acceleration occurs and may thereafter pay the Subordinated Securities if the terms of the Subordinated Indenture otherwise permit payment at that time. (Section 16.03 of the Subordinated Indenture)

    Unless otherwise specified in the Prospectus Supplement, no payment of the principal (and premium, if any) or interest, if any, with respect to any of the Subordinated Securities may be made, except the Subordinated Securities may be acquired for Common Stock or other Capital Stock or as otherwise set forth in the Subordinated Indenture, if any default with respect to Senior Debt occurs and is continuing that permits the acceleration of the maturity thereof and such default is either the subject of judicial proceedings or the Company receives notice of the default, unless (a) 120 days pass after notice of the default is given and such default is not then the subject of judicial proceedings or the default with respect to the Senior Debt is cured or waived and (b) the terms of the Subordinated Indenture otherwise permit the payment or acquisition of the Subordinated Securities at that time. (Section 16.04 of the Subordinated Indenture)

                    DESCRIPTION OF LIQUID YIELD OPTION NOTES

    The following description of the terms of the LYONs sets forth certain general terms and provisions of the LYONs as to which any Prospectus Supplement may relate. The particular terms of the LYONs and the extent, if any, to which such general terms may apply to the LYONs so offered will be described in the applicable Prospectus Supplement relating to such LYONs. Any Prospectus Supplement relating to an offering of LYONs will also contain information concerning certain United States federal income tax considerations relating thereto.

    Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") has previously marketed (and anticipates continuing to market) securities of issuers under the trademark LYONs. Any LYONs offered by the Company pursuant to this Prospectus and the applicable Prospectus Supplement may contain certain terms and provisions which are different from such other previously marketed LYONs.

    The LYONs are to be issued under an indenture (the "LYONs Indenture"), between the Company and The First National Bank of Chicago, as trustee, or the trustee named in the applicable Prospectus Supplement as trustee (the "LYONs Trustee"). The form of the LYONs Indenture (including the Form of LYON, which is a part thereof) is an exhibit to the Registration Statement. The following summaries of certain provisions of the LYONs and the LYONs Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the

LYONs and the LYONs Indenture, including the definitions therein of certain terms which are not otherwise defined in this Prospectus and the applicable Prospectus Supplement relating to such LYONs. Wherever particular provisions or defined terms of the LYONs Indenture (or of the Form of LYON which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference. References herein are to sections in the LYONs Indenture and paragraphs in the Form of LYON. As used in this "Description of Liquid Yield Option Notes," the "Company" refers to Motorola, Inc. and does not, unless the context otherwise indicates, include its subsidiaries.

GENERAL

    Unless otherwise specified in the Prospectus Supplement, the LYONs will be unsecured obligations of the Company limited to the aggregate principal amount at maturity set forth in the applicable Prospectus Supplement and will mature on the date set forth in such Prospectus Supplement. The principal amount at maturity of each LYON is $1,000 and will be payable at the office of the Paying Agent, initially the LYONs Trustee, in the Borough of Manhattan, the City of New York, or any other office of the Paying Agent maintained for such purpose. (Sections 2.02, 2.03 and 4.05 and Form of LYON, paragraph 3)

    The LYONs will be issued at a substantial discount from their principal amount at maturity. There will be no periodic payments of interest. The calculation of the accrual of Original Issue Discount (the difference between the Issue Price and the principal amount at maturity of a LYON) in the period during which a LYON remains outstanding will be on a semi-annual bond equivalent basis using a 360-day year composed of twelve 30-day months; such accrual will commence on the Issue Date of the LYONs. (Form of LYON, paragraph 1.) Maturity, conversion, purchase by the Company at the option of a Holder, or redemption of a LYON will cause Original Issue Discount and interest, if any, to cease to accrue on such LYON, under the terms and subject to the conditions of the LYONs Indenture. (Section 2.08) The Company may not reissue a LYON that has matured or been converted, purchased by the Company at the option of a Holder, redeemed or otherwise cancelled (except for registration of transfer, exchange or replacement thereof). (Section 2.10)

    The LYONs will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount at maturity or an integral multiple thereof. (Section 2.02 and Form of LYON, paragraph 11) Unless otherwise specified in the applicable Prospectus Supplement, the LYONs may be presented for conversion at the office of the Conversion Agent and for exchange or registration of transfer at the office of the Registrar, each such agent initially being the LYONs Trustee. (Section 2.03) Unless otherwise specified in the applicable Prospectus Supplement, the Company will not charge a service charge for any registration of transfer or exchange of LYONs; however, the Company may require payment by a Holder of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith. (Section 2.06)

SUBORDINATION OF LYONS

    Unless otherwise specified in the applicable Prospectus Supplement, the indebtedness evidenced by the LYONs will be subordinated in right of payment, as set forth in the LYONs Indenture, to the prior payment in full of all existing and future Senior Indebtedness of the Company. (Section 10.01 and Form of LYON, paragraph 8) Senior Indebtedness is defined in the LYONs Indenture as the principal of (and premium, if any) and interest on (including interest accruing after the filing of a petition initiating any proceeding pursuant to any Bankruptcy Law) and other amounts due on or in connection with any Debt incurred, assumed or guaranteed by the Company, whether outstanding on the date of the LYONs Indenture or thereafter incurred, assumed or guaranteed, and all renewals, extensions and refundings of any such Debt. Excluded from the definition of Senior Indebtedness are the following: (a) any Debt which expressly provides (i) that such Debt shall not be senior in right of payment to the LYONs, or (ii) that such Debt shall be subordinated to any other Debt of the Company, unless such Debt expressly provides that such Debt shall be senior in right of payment to the LYONs; (b) Debt of the Company in respect of the LYONs;
(c) Debt of the Company in respect of its outstanding 2009 LYONs and its outstanding 2013 LYONs (which 2009 LYONs and 2013 LYONs will rank on a parity with the LYONs and any Subordinated Securities) and (d) Debt of the Company in respect of the extension notes which may be issued in the future, at specified dates, in respect of the 2009 LYONs, in payment of the purchase price thereof (which extension notes would rank on a parity with the LYONs, any 2009 LYONs and 2013 LYONs remaining outstanding and any Subordinated Securities). (Section 10.01)

    By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of assets, (i) the holders of all Senior Indebtedness shall first be entitled to receive payment in full of all amounts due or to become due thereon, or payment of such amounts shall have been provided for, before the Holders of LYONs shall be entitled to receive any payment or distribution with respect to the LYONs, (ii) the Holders of LYONs will be required to pay over their share of such distribution to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full; and (iii) creditors of the Company who are not Holders of LYONs or holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders of LYONs. (Section 10.02)

    Unless otherwise specified in the Prospectus Supplement, in the event that the LYONs are declared due and payable prior to their Stated Maturity by reason of the occurrence of an Event of Default, then the Company would be obligated to promptly notify holders of Senior Indebtedness of such acceleration. Unless otherwise specified in the applicable Prospectus Supplement, the Company may not pay the LYONs until 120 days have passed after such acceleration occurs and may thereafter pay the LYONs if the terms of the LYONs Indenture otherwise permit payment at that time. (Section 10.03)

    Unless otherwise specified in the Prospectus Supplement, no payment of the principal amount at maturity, Issue Price, accrued Original Issue Discount, Redemption Price, Change in Control Purchase Price or interest, if any, with respect to any of the LYONs may be made, nor may the Company pay cash in respect of the Purchase Price (or portion thereof) of any LYON (other than for fractional shares of Common Stock) or otherwise acquire any LYONs except for Common Stock or other Capital Stock or as otherwise set forth in the LYONs Indenture, if any default with respect to Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and such default is either the subject of judicial proceedings or the Company receives notice of the default, unless (a) 120 days pass after notice of the default is given and such default is not then the subject of judicial proceedings or the default with respect to the Senior Indebtedness is cured or waived and (b) the terms of the LYONs Indenture otherwise permit the payment or acquisition of the LYONs at that time. (Section 10.04)

    The LYONs will be obligations exclusively of the Company. Since the operations of the Company are partially conducted through subsidiaries, primarily overseas, the cash flow and the consequent ability to service debt, including the LYONs, of the Company, are partially dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the LYONs or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

    Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the LYONs to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

    As of September 30, 1995, the Company had approximately $3,692 million of consolidated indebtedness outstanding (excluding accrued interest thereon) which would have constituted either Senior Indebtedness or indebtedness of subsidiaries of the Company. In addition, as of September 30, 1995, the Company had outstanding approximately $357 million (issue price plus accrued original issue discount) of 2009 LYONs and 2013 LYONs, representing approximately $562 million in aggregate principal amount at maturity, which would rank on a parity with the LYONs. There are no restrictions in the LYONs Indenture on the creation of additional Senior Indebtedness (or any other indebtedness). The Prospectus Supplement with respect to any Subordinated Securities will set forth (a) as of the most recent practicable date (i) the aggregate amount of consolidated indebtedness outstanding that would constitute either Senior Indebtedness or indebtedness of subsidiaries of the Company and (ii) the aggregate amount of outstanding indebtedness that would rank on a parity with the Subordinated Securities and (b) any then-existing limitation on the issuance of additional Senior Indebtedness.

CONVERSION RIGHTS

    Except as is otherwise specified in the applicable Prospectus Supplement, a Holder of a LYON may convert it into Common Stock of the Company at the times specified in the Prospectus Supplement; provided, however, that if a LYON is called for redemption, the Holder may convert it only until the close of business on the Redemption Date. A LYON in respect of which a Holder has delivered a Purchase Notice or a Change in Control Purchase Notice exercising the option of such Holder to require the Company to purchase such LYONs may be converted only if such notice is withdrawn in accordance with the terms of the LYONs Indenture. (Form of LYON, paragraph 9) A Holder may convert a portion of such Holder's LYONs so long as such portion is $1,000 principal amount at maturity or an integral multiple thereof. (Section 11.01)

    The initial Conversion Rate is that number of shares of Common Stock per LYON set forth as such in the applicable Prospectus Supplement, subject to adjustment upon the occurrence of certain events. A Holder entitled to a fractional share of Common Stock shall receive cash equal to the then current market value of such fractional share. (Form of LYON, paragraph 9 and Section 11.03) Shares of Common Stock issued upon conversion of LYONs in accordance with the terms of the LYONs Indenture, and prior to the Distribution Date (as defined below) and the redemption or expiration of the Rights (as defined below), shall also be entitled to receive Rights, under the terms and subject to the conditions of the Rights Agreement (as defined below). See "Description of Capital Stock-- Preferred Share Purchase Rights."

    A Holder will not receive any cash payment representing accrued Original Issue Discount. The Company's delivery to the Holder of the number of shares of Common Stock into which the LYON is convertible (together with the cash payment, if any, in lieu of fractional shares of Common Stock) will be deemed to satisfy the Company's obligation to pay the principal amount of the LYON including the accrued Original Issue Discount attributable to the period from the Issue Date to the Conversion Date. Thus, the accrued Original Issue Discount is deemed to be paid in full rather than cancelled, extinguished or forfeited. The Conversion Rate will not be adjusted at any time during the term of the LYONs for such accrued Original Issue Discount. (Section 11.02)

    Except as is otherwise specified in the applicable Prospectus Supplement, to convert a LYON into shares of Common Stock, a Holder must (i) complete and manually sign the conversion notice on the back of the LYON (or complete and manually sign a facsimile thereof) and deliver such notice to the Conversion Agent or the office of the Paying Agent, (ii) surrender the LYON to the Conversion Agent, (iii) if required, furnish appropriate endorsements and transfer documents, and (iv) if required, pay all transfer or similar taxes. Pursuant to the LYONs Indenture, the date on which all of the foregoing requirements have been satisfied is the Conversion Date. (Section 11.02 and Form of LYON, paragraph 9)

    Except as otherwise specified in the applicable Prospectus Supplement, the Conversion Rate will be adjusted for dividends or distributions on Common Stock payable in Common Stock or other

Capital Stock of the Company; certain subdivisions, combinations or reclassifications of Common Stock; distributions to all holders of Common Stock of certain rights to purchase Common Stock for a period expiring within 60 days at less than the Quoted Price at the Time of Determination; and distributions to such holders of assets or debt securities of the Company or certain rights, warrants or options to purchase securities of the Company (excluding cash dividends or other cash distributions from current or retained earnings other than any Extraordinary Cash Dividend). However, except as otherwise specified in the applicable Prospectus Supplement, no adjustment need be made if Holders may participate in the transaction or in certain other cases. Except as otherwise specified in the applicable Prospectus Supplement, in cases where the fair market value (per share of Common Stock) of assets, debt securities or certain rights, warrants or options to purchase securities of the Company distributed to shareholders exceeds the Average Quoted Price of the Common Stock, or such Average Quoted Price exceeds the fair market value (per share of Common Stock) of such assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the Conversion Rate, the Holder of a LYON upon conversion thereof will be entitled to receive, in addition to the shares of Common Stock into which such LYON is convertible, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such Holder would have received if such Holder had converted such LYON immediately prior to the record date for determining the shareholders entitled to receive the distribution. Except as otherwise specified in the applicable Prospectus Supplement, none of (i) the distribution to holders of Common Stock of separate certificates representing Rights (as defined below),
(ii) the occurrence of certain events entitling holders of such Rights to receive, upon exercise thereof, Common Stock of the Company or Capital Stock of another corporation or (iii) the exercise of such Rights, as described under "Description of Capital Stock--Preferred Share Purchase Rights," will constitute a distribution requiring an adjustment in the Conversion Rate. In addition, any future dividend or distribution of rights to purchase Capital Stock which the Company determines to be comparable in purpose and in effect to the dividend and subsequent distribution of Rights will not constitute a distribution requiring an adjustment in the Conversion Rate. The LYONs Indenture permits the Company to increase the Conversion Rate from time to time. (Sections 11.06, 11.07, 11.08, 11.10, 11.12, 11.14, 11.17 and 11.19 and Form of LYON, paragraph 9)

    Except as is otherwise provided in the applicable Prospectus Supplement, if the Company is a party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of its assets, the right to convert a LYON into Common Stock may be changed into a right to convert it into securities, cash or other assets which the Holder would have received if the Holder had converted such Holder's LYON immediately prior to such transaction. (Section 11.14)

    Except as is otherwise provided in the applicable Prospectus Supplement, in the event of a taxable distribution to holders of Common Stock which results in an adjustment of the Conversion Rate or in the event the Conversion Rate is increased at the discretion of the Company, the Holders of the LYONs may, in certain circumstances, be deemed to have received a distribution subject to Federal income tax as a dividend.

REDEMPTION OF LYONS AT THE OPTION OF THE COMPANY

    Except as is otherwise provided in the applicable Prospectus Supplement, no sinking fund is provided for the LYONs. Except as is otherwise provided in the applicable Prospectus Supplement, prior to the date set forth in the applicable Prospectus Supplement, the LYONs will not be redeemable at the option of the Company. Beginning on the date set forth in the applicable Prospectus Supplement, the Company may redeem the LYONs for cash as a whole at any time, or from time to time in part at Redemption Prices set forth in the applicable Prospectus Supplement (equal to, except as otherwise provided in the applicable Prospectus Supplement, Issue Price plus accrued Original Issue Discount to the Redemption Date). (Section 3.03 and Form of LYON, paragraph 5) Except as is otherwise provided in the Prospectus Supplement, not less than 15 days' nor more than 60 days' notice of redemption shall be given by mail to Holders of LYONs. (Section 3.03 and Form of LYON, paragraph 7)

    Except as is otherwise provided in the applicable Prospectus Supplement, if less than all of the outstanding LYONs are to be redeemed, the Trustee shall select the LYONs to be redeemed in principal amounts at maturity of $1,000 or integral multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate (so long as such method is not prohibited by the rules of any stock exchange on which the LYONs are then listed). If a portion of a Holder's LYON is selected for partial redemption and such Holder converts a portion of such LYON prior to such redemption, such converted portion shall be deemed to be (solely for purposes of determining the aggregate principal amount of LYONs redeemed by the Company) the portion selected for redemption. (Section 3.02)

PURCHASE OF LYONS AT THE OPTION OF THE HOLDER

    Except as is otherwise provided in the applicable Prospectus Supplement, on the date or dates set forth in the applicable Prospectus Supplement (each, a "Purchase Date"), the Company will become obligated to purchase, at the option of the Holder thereof, any outstanding LYON for which a written Purchase Notice has been delivered by the Holder to the office of the Paying Agent (initially the Trustee) at any time from the opening of business on the date that is 20 Business Days prior to such Purchase Date until the close of business on such Purchase Date and for which such Purchase Notice has not been withdrawn, subject to certain additional conditions.

    Except as is otherwise provided in the applicable Prospectus Supplement, the Purchase Notice shall state (i) the certificate numbers of the LYONs to be delivered by the Holder thereof for purchase by the Company; (ii) the portion of the principal amount at maturity of LYONs to be purchased, which portion must be $1,000 or an integral multiple thereof; (iii) that such LYONs are to be purchased by the Company pursuant to the applicable provisions of the LYONs; and
(iv) in the event the Company elects, pursuant to the applicable portion of the Indenture, to pay the Purchase Price to be paid as of such Purchase Date in Common Stock, in whole or in part, but such Purchase Price is ultimately to be paid to such Holder entirely in cash because any of the conditions to payment of the Purchase Price (or portion thereof) in Common Stock is not satisfied by the Purchase Date, as described below, whether such Holder elects (x) to withdraw such Purchase Notice as to some or all of the LYONs to which it relates (stating the principal amount at maturity and certificate numbers of the LYONs as to which such withdrawal shall relate), or (y) to receive cash in respect of the entire Purchase Price for all LYONs subject to such Purchase Notice. Except as is otherwise specified in the applicable Prospectus Supplement, if the Holder fails to indicate in the Purchase Notice and in any written notice of withdrawal relating to such Purchase Notice, such Holder's choice with respect to the election described in clause (iv) above, such Holder shall be deemed to have elected to receive cash in respect of the entire Purchase Price for all LYONs subject to such Purchase Notice in such circumstances. (Section 3.08)

    Except as is otherwise specified in the applicable Prospectus Supplement, any Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Purchase Date. Except as is otherwise specified in the applicable Prospectus Supplement, the notice of withdrawal shall state the principal amount at maturity and the certificate numbers of the LYONs as to which the withdrawal notice relates and the principal amount at maturity, if any, which remains subject to the Purchase Notice. (Section 3.10)

    Except as is otherwise specified in the applicable Prospectus Supplement, the Purchase Price payable in respect of a LYON shall be equal to the Issue Price plus accrued Original Issue Discount to the Purchase Date and the Company may elect to pay the Purchase Price payable as of any Purchase Date in cash or shares of Common Stock, or any combination thereof.

    Except as is otherwise specified in the applicable Prospectus Supplement, if the Company elects to pay the Purchase Price, in whole or in part, in shares of Common Stock, the number of shares to be delivered in respect of the portion of the Purchase Price to be paid in shares of Common Stock shall be equal to such portion of the Purchase Price divided by the Market Price (as defined below) of the Common Stock. Shares of Common Stock issued upon purchase of LYONs in accordance with the provisions of the LYONs Indenture, and prior to the Distribution Date (as defined below) and the redemption or expiration of the Rights (as defined below), shall also be entitled to receive Rights, under the terms and subject to the conditions of the Rights Agreement (as defined below). See "Description of Capital Stock--Preferred Share Purchase Rights." Except as is otherwise specified in the applicable Prospectus Supplement, however, no fractional shares of Common Stock will be delivered upon any purchase by the Company of LYONs through the delivery of shares of Common Stock in payment, in whole or in part, of the Purchase Price and, instead, the Company will pay cash based on the Market Price for all fractional shares of Common Stock.

    Except as is otherwise specified in the Prospectus Supplement, the Company will give notice (the "Company Notice") not less than 20 Business Days prior to the Purchase Date (the "Company Notice Date") to all Holders at their addresses shown in the register of the Registrar (and to beneficial owners as required by applicable law) stating, among other things, whether the Company will pay the Purchase Price of the LYONs in cash or Common Stock, or any combination thereof (specifying the percentage of each) and, if the Company elects to pay in Common Stock, in whole or in part, the method of calculating the Market Price of the Common Stock. (Section 3.08)

    Except as is otherwise specified in the Prospectus Supplement, the "Market Price" means the average of the Sale Prices (as defined below) of the Common Stock for the five trading day period ending on (if the third Business Day prior to the applicable Purchase Date is a trading day or, if not, then on the last trading day prior to) the third Business Day prior to the applicable Purchase Date, appropriately adjusted to take into account the occurrence during the period commencing on the first of such trading days during such five trading day period and ending on such Purchase Date of certain events that would result in an adjustment of the Conversion Rate with respect to the Common Stock. Except as is otherwise specified in the Prospectus Supplement, the "Sale Price" of the Common Stock on any date means the closing per share sale price (or if no closing sale price is reported, the average bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such date as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional stock exchange, as reported by the National Association of Securities Dealers Automated Quotation System. Because the Market Price of the Common Stock is determined prior to the applicable Purchase Date, Holders of LYONs bear the market risk with respect to the value of the Common Stock to be received from the date such Market Price is determined to such Purchase Date. Except as is otherwise specified in the Prospectus Supplement, the Company may elect to pay the Purchase Price in Common Stock only if the information necessary to calculate the Market Price is reported in a daily newspaper of national circulation. (Section 3.08)

    Except as is otherwise specified in the applicable Prospectus Supplement, upon determination of the actual number of shares of Common Stock in accordance with the foregoing provisions, the Company will publish such determination in a daily newspaper of national circulation. (Section 3.08)

    Except as is otherwise specified in the applicable Prospectus Supplement, the Company's right to purchase LYONs with shares of Common Stock is subject to the Company satisfying various conditions, including: (i) any required registration of the Common Stock under the Securities Act or Exchange Act; and
(ii) compliance with other applicable federal and state securities laws, if any. Except as is otherwise specified in any applicable Prospectus Supplement, if such conditions are not satisfied by a Purchase Date, the Company will pay the Purchase Price of the LYONs to be purchased on such Purchase Date entirely in cash. (Section 3.08) The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable and will file Schedule 13E-4 or any other Schedule required thereunder in connection with any offer by the Company to purchase LYONs at the option of Holders. (Section 3.13)

    Except as is otherwise specified in the applicable Prospectus Supplement, payment of the Purchase Price for a LYON for which a Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such LYON (together with necessary endorsements) to the Paying Agent at its office in the Borough of Manhattan, the City of New York, or any other office of the Paying Agent maintained for such purpose, at any time (whether prior to, on or after the Purchase Date) after delivery of such Purchase Notice. Except as is otherwise specified in the applicable Prospectus Supplement, payment of the Purchase Price for such LYON will be made promptly following the later of the Purchase Date or the time of delivery of such LYON. (Section 3.10) If the Paying Agent holds, in accordance with the terms of the LYONs Indenture, money or securities sufficient to pay the Purchase Price of such LYON on the Business Day following the Purchase Date, then, on and after such date, Original Issue Discount on such LYON will cease to accrue, whether or not such LYON is delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the Purchase Price upon delivery of the LYON). (Section 2.08)

    Except as is otherwise specified in the Prospectus Supplement, no LYONs may be purchased at the option of the Holder for cash if there has occurred (prior to, on or after the giving, by the Holders of such LYONs, of the required Purchase Notice) and is continuing an Event of Default described under "Description of Liquid Yield Option Notes -- Events of Default; Notice and Waiver" below (other than a default in the payment of the Purchase Price with respect to such LYONs). (Sections 3.10 and 10.03)

CHANGE IN CONTROL PERMITS PURCHASE OF LYONS AT THE OPTION OF THE HOLDER

    Except as is otherwise specified in the applicable Prospectus Supplement, in the event of any Change in Control (as defined below) of the Company occurring on or prior to the date set forth in the applicable Prospectus Supplement, each Holder of LYONs will have the right, at the Holder's option, subject to the terms and conditions of the LYONs Indenture, to require the Company to purchase all or any part (provided that the principal amount at maturity must be $1,000 or an integral multiple thereof) of the Holder's LYONs on the date that is 35 Business Days after the occurrence of such Change in Control (the "Change in Control Purchase Date") at a cash price equal to (except as is otherwise specified in the applicable Prospectus Supplement) the Issue Price plus accrued Original Issue Discount to the Change in Control Purchase Date (the "Change in Control Purchase Price"). (Section 3.09 and Form of LYON, paragraph 6) Holders will not have any right to require the Company to purchase LYONs in the event of any Change in Control occurring after the date set forth in the applicable Prospectus Supplement.

    Except as is otherwise specified in the applicable Prospectus Supplement, within 15 Business Days after the occurrence of a Change in Control, the Company shall mail to the Trustee and each Holder of LYONs at its address shown in the register of the Registrar (and to beneficial owners as required by applicable law) a notice regarding the Change in Control, which notice shall state, among other things: (i) the date of such Change in Control and the events causing such Change in Control; (ii) the date by which the Change in Control Purchase Notice (as defined below) must be given; (iii) the Change in Control Purchase Price;
(iv) the Change in Control Purchase Date; (v) the name and address of the Paying Agent and the Conversion Agent; (vi) the Conversion Rate and any adjustments thereto; (vii) that LYONs with respect to which a Change in Control Purchase Notice is given by the Holder may be converted into shares of Common Stock (or, in lieu thereof, cash, if the Company shall so elect) only if the Change in Control Purchase Notice has been withdrawn in accordance with the terms of the LYONs Indenture; (viii) that LYONs must be surrendered to the Paying Agent to collect payment; (ix) that the Change in Control Purchase Price for any LYON as to which a Change in Control Purchase Notice has been given and not withdrawn will be paid promptly following the later of the Change in Control Purchase Date and the time the LYON is surrendered; (x) the procedures that Holders must follow to exercise these rights; (xi) the procedures for withdrawing a Change in Control Purchase Notice and (xii) briefly, the conversion rights of Holders of LYONs. The Company will cause a copy of such notice to be published in the WALL STREET JOURNAL or another daily newspaper of national circulation. (Section 3.09)

    Except as is otherwise specified in the applicable Prospectus Supplement, to exercise the purchase right, the Holder must deliver a Change in Control Purchase Notice to the Paying Agent (initially the Trustee), at its office in the Borough of Manhattan, the City of New York, or any other office of the Paying Agent maintained for such purpose, prior to the close of business on the Change in

Control Purchase Date. Except as is otherwise specified in the applicable Prospectus Supplement, the Change in Control Purchase Notice shall state (i) the certificate numbers of the LYONs to be delivered by the Holder thereof for purchase by the Company; (ii) the portion of the principal amount at maturity of LYONs to be purchased, which portion must be $1,000 or an integral multiple thereof; and (iii) that such LYONs are to be purchased by the Company pursuant to the applicable provisions of the LYONs. (Section 3.09)

    Except as is otherwise specified in the applicable Prospectus Supplement, any Change in Control Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the Change in Control Purchase Date. The notice of withdrawal shall state the principal amount at maturity and the certificate numbers of the LYONs as to which the withdrawal notice relates and the principal amount at maturity, if any, which remains subject to a Change in Control Purchase Notice. (Section 3.10)

    Except as is otherwise specified in the applicable Prospectus Supplement, payment of the Change in Control Purchase Price for a LYON for which a Change in Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such LYON (together with necessary endorsements) to the Paying Agent at its office in the Borough of Manhattan, the City of New York, or any other office of the Paying Agent maintained for such purpose, at any time (whether prior to, on or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice. Except as is otherwise specified in the applicable Prospectus Supplement, payment of the Change in Control Purchase Price for such LYON will be made promptly following the later of the Change in Control Purchase Date or the time of delivery of such LYON. (Section 3.10) If the Paying Agent holds, in accordance with the terms of the LYONs Indenture, money sufficient to pay the Change in Control Purchase Price of such LYON on the Business Day following the Change in Control Purchase Date, then, on and after the Change in Control Purchase Date, such LYON will cease to be outstanding and Original Issue Discount on such LYON will cease to accrue and be deemed paid, whether or not such LYON is delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the Change in Control Purchase Price upon delivery of the LYON). (Section 2.08)

    Except as is otherwise specified in the applicable Prospectus Supplement, a "Change in Control" of the Company is deemed to have occurred at such time as
(i) any person, including its Affiliates and Associates, other than the Company, its Subsidiaries or their employee benefit plans, files a Schedule 13D or 14D-1 under the Exchange Act (or any successor schedule, form or report) disclosing that such person has become the Beneficial Owner of 50% or more of the voting power of the Company's Common Stock or other Capital Stock of the Company into which the Common Stock is reclassified or changed, with certain exceptions, or
(ii) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Common Stock (or such other Capital Stock) would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which the holders of the Common Stock (or such other Capital Stock) immediately prior to the consolidation or merger have, directly or indirectly, the same proportionate ownership of common stock of the continuing or surviving corporation immediately after the merger or consolidation. (Section 3.09) Except as is otherwise specified in the applicable Prospectus Supplement, the LYONs Indenture does not permit the Board of Directors of the Company to waive the Company's obligation to purchase LYONs at the option of the Holders in the event of a Change in Control of the Company.

    The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable and will file Schedule 13E-4 or any other schedule required thereunder in connection with any offer by the Company to purchase LYONs at the option of Holders upon a Change in Control. (Section 3.13) The Change in Control purchase feature of the LYONs may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change in Control purchase feature, however, unless otherwise specified in the applicable Prospectus Supplement, is not the result of management's knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, unless otherwise specified in the applicable Prospectus Supplement, the Change in Control purchase feature is a standard provision contained in other LYONs offerings that have been marketed by Merrill Lynch and the terms of such feature result from negotiations between the Company and Merrill Lynch. The 2009 LYONs and the 2013 LYONs have change in control provisions substantially identical to the change in control provision described above, and which, in the case of the 2009 LYONs, expired on September 8, 1994 and which, in the case of the 2013 LYONs, expires on September 27, 1998. The Company's Preferred Share Purchase Rights also may have an anti-takeover effect. See "Description of Capital Stock -- Preferred Share Purchase Rights."

    The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change in Control of the Company, but that would increase the amount of Senior Indebtedness outstanding at such time. Except as is otherwise specified in the applicable Prospectus Supplement, no LYONs may be purchased at the option of Holders upon a Change in Control of the Company if there has occurred (prior to, on or after the giving, by the Holders of such LYONs, of the required Change of Control Purchase Notice) and is continuing an Event of Default described under "Description of Liquid Yield Option Notes -- Events of Default; Notice and Waiver" below (other than a default in the payment of the Change in Control Purchase Price with respect to such LYONs). (Sections 3.10 and 10.03) Further, except as is otherwise specified in the applicable Prospectus Supplement, the LYONs are subordinated to the prior payment of Senior Indebtedness as described under "Description of Liquid Yield Option Notes -- Subordination of LYONs" above.

MERGERS AND SALES OF ASSETS BY THE COMPANY

    Except as is otherwise specified in the applicable Prospectus Supplement, the Company may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless, among other items, (i) the resulting, surviving or transferee person (if other than the Company) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes all obligations of the Company under the LYONs and the LYONs Indenture, and (ii) the Company or such successor person shall not immediately thereafter be in default under the LYONs Indenture. Upon the assumption of the Company's obligations by such a person in such circumstances, subject to certain exceptions, the Company shall be discharged from all obligations under the LYONs and the LYONs Indenture. (Section 5.01) Except as is otherwise specified in the applicable Prospectus Supplement, certain such transactions which would constitute a Change in Control of the Company occurring on or prior to the date set forth in the applicable Prospectus Supplement, permit each Holder to require the Company to purchase the LYONs of such Holder as described above (Section 3.09)

EVENTS OF DEFAULT; NOTICE AND WAIVER

    Except as otherwise specified in the applicable Prospectus Supplement, if an Event of Default specified in the LYONs Indenture shall have happened and be continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding may declare the LYONs to be immediately due and payable. Except as is otherwise specified in the applicable Prospectus Supplement, the amount so payable for each LYON shall be the amount determined by discounting the $1,000 principal amount at maturity payable at its maturity date back to the date of such declaration at the interest rate per annum for such LYON (computed on a semi-annual bond equivalent basis using a 360-day year composed of twelve 30-day months). In the case of certain events of bankruptcy or insolvency, the amount determined pursuant to the preceding sentence shall automatically become and be immediately due and payable. See "Description of Liquid Yield Option Notes -- Subordination of LYONs" above. Except as is otherwise specified in any applicable Prospectus Supplement, under certain circumstances, the Holders of a majority in aggregate principal amount at maturity of the outstanding LYONs may rescind any such acceleration with respect to the LYONs and its consequences. (Section 6.02) Interest shall accrue and be payable on demand upon a default in the payment of the Issue Price, accrued Original Issue Discount, any Redemption Price, Purchase Price or Change in Control Purchase Price to the extent that payment of such interest shall be legally enforceable. The accrual of such interest on overdue amounts shall be in lieu of, and not in addition to, the continued accrual of Original Issue Discount. (Form of LYON, paragraph 1)

    Except as is otherwise specified in the Prospectus Supplement, under the LYONs Indenture, Events of Default are defined as: (i) default in payment of the principal amount at maturity, Issue Price, accrued Original Issue Discount, Redemption Price, Purchase Price (continuing for three Business Days) or Change in Control Purchase Price (continuing for three Business Days) with respect to any LYON when such becomes due and payable (whether or not payment is prohibited by the provisions of the LYONs Indenture); (ii) failure by the Company to comply with any of its other agreements in the LYONs or the LYONs Indenture upon the receipt by the Company of notice of such default by the Trustee or by Holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding and the Company's failure to cure such default within 60 days after receipt by the Company of such notice; or (iii) certain events of bankruptcy or insolvency. (Section 6.01)

    Except as is otherwise specified in the applicable Prospectus Supplement, the Trustee shall give notice to Holders of the LYONs of any continuing default known to the Trustee within 90 days after the occurrence thereof; provided, that the Trustee may withhold such notice if it determines in good faith that withholding the notice is in the interests of the Holders. (Section 7.05)

    Except as is otherwise specified in the Prospectus Supplement, the Holders of a majority in aggregate principal amount at maturity of the outstanding LYONs may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any law or the LYONs Indenture and subject to certain other limitations. (Section 6.05.) Before proceeding to exercise any right or power under the LYONs Indenture at the direction of such Holders, the Trustee shall be entitled to receive from such Holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. Except as is otherwise specified in the applicable Prospectus Supplement, no Holder of any LYON will have any right to pursue any remedy with respect to the LYONs Indenture or the LYONs, unless (i) such Holder shall have previously given the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount at maturity of the outstanding LYONs shall have made a written request to the Trustee to pursue such remedy; (iii) such Holder or Holders have offered to the Trustee reasonable indemnity satisfactory to the Trustee; (iv) the Holders of a majority in aggregate principal amount at maturity of the outstanding LYONs have not given the Trustee a direction inconsistent with such request within 60 days after receipt of such request; and (v) the Trustee shall have failed to comply with the request within such 60-day period. (Section 6.06)

    Except as is otherwise specified in the Prospectus Supplement, however, the right of any Holder (x) to receive payment of the principal amount at maturity, Issue Price, accrued Original Issue Discount, Redemption Price, Purchase Price, Change in Control Purchase Price and any interest in respect of a default in the payment of any such amounts on a LYON, on or after the due date expressed in such LYON, (y) to institute suit for the enforcement of any such payments or conversion or (z) to convert LYONs shall not be impaired or adversely affected without such Holder's consent. (Section 6.07) The Holders of at least a majority in aggregate principal amount at maturity of the outstanding LYONs may waive an existing default and its consequences, other than (i) any default in any payment on the LYONs, (ii) any default with respect to the conversion rights of the LYONs or (iii) any default in respect of certain covenants or provisions in the LYONs Indenture which may not be modified without the consent of the Holder of each LYON as described in "Description of Liquid

Yield Option Notes -- Modification" below. When a default is waived, it is deemed cured and shall cease to exist, but no such waiver shall extend to any subsequent or other default or impair any consequent right. (Section 6.04)

    Except as is otherwise specified in the Prospectus Supplement, the Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the LYONs Indenture. (Section 4.03)

MODIFICATION

    Except as is otherwise set forth in the Prospectus Supplement, without the consent of any Holder of LYONs, the Company and the Trustee may amend the LYONs Indenture to cure any ambiguity, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the LYONs Indenture, to provide for uncertificated LYONs in addition to certificated LYONs so long as such uncertificated LYONs are in registered form for purposes of the Internal Revenue Code, to make any change that does not adversely affect the rights of any Holder of LYONs, to comply with any requirement of the Commission in connection with the qualification of the LYONs Indenture under the Trust Indenture Act of 1939, as amended, to add to the covenants or obligations of the Company under the LYONs Indenture or to surrender any right, power or option under the LYONs Indenture conferred upon the Company. No amendment may be made to the subordination provisions of the LYONs Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding, unless the holders of such Senior Indebtedness (as required pursuant to the terms of such Senior Indebtedness) consent to such change. (Section 9.02)

    Except as is otherwise set forth in the Prospectus Supplement, modification and amendment of the LYONs Indenture or the LYONs may be effected by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount at maturity of the LYONs then outstanding. However, without the consent of each Holder affected thereby, no amendment may, among other things: (i) reduce the principal amount at maturity, Issue Price, Purchase Price, Change in Control Purchase Price or Redemption Price, or extend the stated maturity of any LYON or alter the manner or rate of accrual of Original Issue Discount or interest, or make any LYON payable in money or securities other than that stated in the LYON; (ii) make any change to the principal amount at maturity of LYONs whose Holders must consent to an amendment or any waiver under the LYONs Indenture or modify the LYONs Indenture provisions relating to such amendments or waivers; (iii) make any change that adversely affects the right to convert any LYON or the right to require the Company to purchase a LYON; (iv) modify the provisions of the LYONs Indenture relating to the subordination of the LYONs in a manner adverse to the Holders of the LYONs; or
(v) impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the LYONs. (Section 9.02)

DISCHARGE OF THE LYONS INDENTURE

    Except as otherwise set forth in the applicable Prospectus Supplement, the Company may satisfy or discharge its obligations under the LYONs Indenture by delivering to the LYONs Trustee for cancellation all outstanding LYONs or by depositing with the LYONs Trustee or the Paying Agent, after the LYONs have become due and payable, cash or Common Stock (as applicable under the LYONs Indenture) sufficient to pay all of the outstanding LYONs and paying all other sums payable under the LYONs Indenture by the Company. (Article 8)

LIMITATIONS OF CLAIMS IN BANKRUPTCY

    If a bankruptcy proceeding is commenced in respect of the Company, the claim of the Holder of a LYON is, under Title 11 of the United States Code, limited to the Issue Price of the LYON plus that portion of the Original Issue Discount that has accrued from the date of issue to the commencement of the proceeding. In addition, the Holders of the LYONs will be subordinated in right of payment to Senior Indebtedness and effectively subordinated to the indebtedness and other obligations of the Company's subsidiaries. See "Description of Liquid Yield Option Notes -- Subordination of LYONs" above.

THE FIRST NATIONAL BANK OF CHICAGO, AS TRUSTEE

    The First National Bank of Chicago serves as trustee under the indentures with the Company for the 2009 LYONs and the 2013 LYONs and would serve as extension trustee under the extension indenture relating to the extension notes which could be issued in the future with respect to the 2009 LYONs. The First National Bank of Chicago would also serve as trustee under the Subordinated Indenture except as otherwise set forth in the applicable Prospectus Supplement. The Company also maintains certain banking relationships with The First National Bank of Chicago.

                          DESCRIPTION OF CAPITAL STOCK

    The following statements with respect to the Company's capital stock are subject to the detailed provisions of the Company's restated certificate of incorporation, as amended (the "Certificate of Incorporation"), and bylaws, as amended (the "Bylaws"), and to the Rights Agreement (as defined below). These statements do not purport to be complete and are qualified in their entirety by reference to the terms of the Certificate of Incorporation, the Bylaws and the Rights Agreement, which are incorporated by reference as exhibits to the Registration Statement.

COMMON AND PREFERRED STOCK

    The authorized capital stock of the Company consists of 1,400,000,000 shares of Common Stock, par value $3 per share, and 500,000 shares of Preferred Stock, par value $100 per share, issuable in series ("Preferred Stock"). There are no shares of Preferred Stock presently outstanding. The Board of Directors of the Company is authorized to create and issue one or more series of Preferred Stock and to determine the rights and preferences of each series, to the extent permitted by the Certificate of Incorporation. The holders of shares of the Company's Common Stock are entitled to one vote for each share held and each share of the Company's Common Stock is entitled to participate equally in dividends out of funds legally available therefor, as and when declared by the Board of Directors, and in the distribution of assets in the event of liquidation. The shares of the Company's Common Stock have no preemptive or conversion rights, redemption provisions or sinking fund provisions. The outstanding shares of the Company's Common Stock are duly and validly issued, fully paid and nonassessable, and any shares of Common Stock issued as Offered Securities and any shares of Common Stock issuable upon the (i) exercise of Common Stock Warrants, (ii) conversion or exchange of Debt Securities which are convertible into or exchangeable for Common Stock or (iii) in the case of LYONs, unless the applicable Prospectus Supplement specifies otherwise, upon the purchase of the LYONs at the option of the Holder thereof will be, duly and validly issued, fully paid and nonassessable.

PREFERRED SHARE PURCHASE RIGHTS

    Each outstanding share of Common Stock of the Company is accompanied by one-quarter of a preferred stock purchase right (a "Right"). Each Right entitles the registered holder to purchase from the Company one-thousandth of a share of Junior Participating Preferred Stock, Series A, $100 par value per share, of the Company (the "Preferred Shares") at a price of $150 per one-thousandth of a Preferred Share (the "Preferred Share Purchase Price"), subject to adjustment. The terms of the Rights are set forth in the Rights Agreement, as amended, between the Company and Harris Trust and Savings Bank as Rights Agent.

    The following summary of certain provisions of the Rights and the Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Rights and the Rights Agreement, including particular provisions or defined terms of the Rights Agreement. A copy of the Rights Agreement has been filed with the Commission as an exhibit to a Registration Statement on Form 8-A, which, as amended by Forms 8 and a Form 8-A/A, is incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

    Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock and (ii) 10 days following the commencement or announcement of a tender offer or exchange offer for 30% or more of such outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of November 20, 1988, by such Common Stock certificate. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the shares of Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after November 20, 1988, upon the transfer or new issuance of shares of Common Stock (including, unless otherwise specified in the applicable Prospectus Supplement, the shares of Common Stock issued (i) as Offered Securities, (ii) upon exercise of any Common Stock Warrants, (iii) upon conversion or exchange of Debt Securities which are convertible into or exchangeable for Common Stock or (iv) upon purchase of LYONs at the option of the Holder thereof will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights) the surrender for transfer of any certificate for shares of Common Stock, outstanding as of November 20, 1988, with or without such notation or a copy of a summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

    The Rights are not exercisable until the Distribution Date. The Rights will expire on November 20, 1998, unless earlier redeemed by the Company as described below.

    The Preferred Share Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for Preferred Shares or convertible securities at less than the current market price of the Preferred Shares or
(iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

    In the event that the Company were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction (I.E., before the dilution that would result from exercise or adjustment of the Rights) would have a market value of two times the exercise price of the Right. In the event that the Company were the surviving corporation in a merger or other business combination involving an Acquiring Person and its shares of Common Stock were not changed or exchanged, in the event that an Acquiring Person acquires beneficial ownership of 20% or more of the outstanding shares of Common Stock, or in the event that an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, proper provision shall be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person on or after the earlier of the Distribution Date or the date the Acquiring Person acquires 20% or more of the outstanding Common Shares (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having at the time of such transaction (I.E., before the dilution that would result from exercise or adjustment of the Rights) a market value of two times the exercise price of the Right. The Company's Board of Directors, after a person becomes an Acquiring Person by acquiring 20% or more of the outstanding shares of Common Shares, may require all holders of Rights to exchange, without any cash payment, all outstanding and exercisable Rights (except those held by the Acquiring Person, which shall be void) for Common Stock (or Common Stock equivalents) at an exchange ratio of one right for four shares of Common Stock. In order for the Board to determine whether to exercise this exchange provision, the Board can suspend the exercisability of the Rights for up to 90 days after a person becomes an Acquiring Person by acquiring 20% or more of the outstanding Common Shares.

    At any time prior to the public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.05 per Right (the "Rights Redemption Price"). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Rights Redemption Price.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

    At any time prior to the public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock, the Company may amend or supplement the Rights Agreement without the approval of the Rights Agent or any holder of the Rights, except for an amendment or supplement which would change the Rights Redemption Price, the final expiration date of the Rights, the Preferred Share Purchase Price or the number of one-thousandths of a Preferred Share for which a Right is then exercisable. Thereafter, the Company may amend or supplement the Rights Agreement without such approval in order to increase the benefits to holders of the Rights or to create new interests in such holders. Immediately upon the action of the Board of Directors providing for any amendment or supplement, such amendment or supplement will be deemed effective.

                       DESCRIPTION OF SECURITIES WARRANTS

    The Company may issue Securities Warrants for the purchase of Debt Securities or Common Stock. Securities Warrants may be issued independently or together with Debt Securities offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and a bank or trust company, as Securities Warrant Agent, all as set forth in the applicable Prospectus Supplement relating to the particular issue of Securities Warrants. The Securities Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrant Agreement or any Certificates evidencing the Securities Warrants ("Securities Warrant Certificates") and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant Certificates or beneficial owners of Securities Warrants. Copies of the forms of Securities Warrant Agreements and the forms of Securities Warrant Certificates representing the Securities Warrants are filed as exhibits to the Registration Statement. The following summaries of certain provisions of the forms of Securities Warrant Agreements and Securities Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreements and the Securities Warrant Certificates.

GENERAL

    If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities (the "Underlying Debt Securities"), the following where applicable: (i) the title and aggregate number of such Debt Warrants; (ii) the title, rank, aggregate principal amount, denominations, and terms of the Underlying Debt Securities purchasable upon exercise of the Debt Warrants; (iii) the currencies in which such Debt Warrants are being offered; (iv) the designation and terms of any series of Debt Securities with which such Debt Warrants are being offered and the number of such Debt Warrants being offered with each such Debt Security; (v) the date, if any, on and after which such Debt Warrants and any related series of Debt Securities will be transferable separately; (vi) the principal amount of the series of Debt Securities purchasable upon exercise of each such Debt Warrant and the price, or the manner of determining the price, at which and currencies in which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vii) the time or times, or period or periods in which, such Debt Warrants may be exercised and the date (the "Expiration Date") on which such exercise right shall expire; (viii) whether the Securities Warrant Certificates will be issued in registered or bearer form; (ix) United States federal income tax consequences; (x) the terms of any right of the Company to redeem or accelerate the exercisability of such Debt Warrants; (xi) whether such Debt Warrants are to be issued with any Offered Securities; (xii) the offering price of such Debt Warrants; and (xiii) any other terms of such Debt Warrants.

    In the case of Securities Warrants for the purchase of Common Stock, the Prospectus Supplement will describe the terms of such Common Stock Warrants, including the following where applicable: (i) title and aggregate number of such Common Stock Warrants and whether such Common Stock Warrants will be sold with other Offered Securities; (ii) the number of shares of Common Stock that may be purchased on exercise of each Common Stock Warrant; (iii) the price or manner of determining price; if other than cash, the property and manner in which the exercise price may be paid and any minimum number of Common Stock Warrants exercisable at one time; (iv) the terms of any right of the Company to redeem such Common Stock Warrants; (v) the date, if any, on and after which such Common Stock Warrants and any related series of Debt Securities will be transferable separately; (vi) the time or times, or period or periods in which, the Common Stock Warrants may be exercisable and the Expiration Date; (vii) the terms of any right of the Company to accelerate the exercisability of the Common Stock Warrants; (viii) United States federal income tax consequences; and (ix) any other terms of such Common Stock Warrants. Securities Warrants for the purchase of Common Stock will be offered and exercisable for U.S. dollars only.

    Securities Warrants may be exchanged for new Securities Warrants of different denominations, may (if in registered form) be presented for registration of transfer and may be exercised at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement. No service charge will be made for any permitted transfer or exchange of Securities Warrant Certificates, but the Company may require payment of any tax or other governmental charge payable in connection therewith. Prior to the exercise of any Securities Warrant to purchase Underlying Debt Securities, holders of such Securities Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable indenture. Prior to the exercise of any Securities Warrants to purchase Common Stock, holders of such Securities Warrants will not have any rights of holders of the Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

    Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Underlying Debt Securities or number of shares of Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

    Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Underlying Debt Securities or Common Stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the Securities Warrant Certificate evidencing such Securities Warrants. Upon receipt of such payment and such Securities Warrant Certificate properly completed and duly executed at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Underlying Debt Securities or Common Stock, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant Certificate are exercised, a new Securities Warrant Certificate will be issued for the remaining amount of Securities Warrants. The holder of a Securities Warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of Underlying Debt Securities or Common Stock purchased upon such exercise.

MODIFICATIONS

    The Securities Warrant Agreements and the terms of the Securities Warrants may be modified or amended by the Company and the Securities Warrant Agent, without the consent of any holder, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner that the Company deems necessary or desirable and that will not materially adversely affect the interests of the holders of the Securities Warrants.

    The Company and the Securities Warrant Agent may also modify or amend the Securities Warrant Agreement and the terms of the Securities Warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised Securities Warrants affected thereby; provided that no such modification or amendment that accelerates the expiration date, increases the exercise price, reduces the number of outstanding Securities Warrants the consent of the holders of which is required for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the Securities Warrants, may be made without the consent of each holder affected thereby.

COMMON STOCK WARRANT ADJUSTMENTS

    The terms and conditions on which the exercise price of and/or the number of shares of Common Stock covered by a Common Stock Warrant are subject to adjustment will be set forth in the Common Stock Warrant Certificate and the applicable Prospectus Supplement. Such terms will include provisions for adjusting the exercise price and/or the number of shares of Common Stock covered by such Common Stock Warrant; the events requiring such adjustment; the events upon which the Company may, in lieu of making such adjustment, make proper provisions so that the holder of such Common Stock Warrant, upon exercise thereof, would be treated as if such holder had exercised such Common Stock Warrant prior to the occurrence of such events; and provisions affecting exercise in the event of certain events affecting the Common Stock.

                              PLAN OF DISTRIBUTION

    The Company may offer and sell the Offered Securities in any of four ways:
(i) through agents, (ii) to or through underwriters or dealers, which may include affiliates of the Company, (iii) directly to one or more purchasers or
(iv) through any combination of the foregoing. The Prospectus Supplement with respect to any of the Offered Securities will set forth the terms of the offering of such Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Offered Securities, the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which such Offered Securities may be listed.

    The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    If underwriters or dealers are used in the sale, the Offered Securities will be acquired by the underwriters or dealers for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase such Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contributions with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents, and affiliates thereof, may be customers of, engage in transactions with, or perform services for the Company and its affiliates in the ordinary course of business.

    All Offered Securities (except shares of Common Stock) will be new issues of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given concerning the liquidity of the trading market for any Offered Securities.

                                 LEGAL OPINIONS

    Certain legal matters will be passed upon for the Company by Carol H. Forsyte of the Company's Law Department. As of October 1, 1997, Ms. Forsyte held options to purchase 1,600 shares of Common Stock, of which options to purchase 400 shares were currently exercisable.

                                    EXPERTS

    The consolidated financial statements and schedules of the Company and its consolidated subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 have been incorporated by reference in this Prospectus and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

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    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              -------------------

                               TABLE OF CONTENTS

               PROSPECTUS SUPPLEMENT
                                            PAGE
                                          ---------
Description of Debentures...............        S-2
United States Taxation..................        S-7
Use of Proceeds.........................        S-8
Capitalization..........................        S-9
Underwriting............................       S-10
Legal Matters...........................       S-11

                    PROSPECTUS
Available Information...................          2
Incorporation of Certain Documents by
 Reference..............................          2
The Company.............................          4
Risk Factors Relating to Currencies.....          6
Use of Proceeds.........................          6
Ratios of Earning to Fixed Charges......          6
Description of Debt Securities..........          6
Description of Liquid Yield Option
 Notes..................................         19
Description of Capital Stock............         30
Description of Securities Warrents......         32
Plan of Distribution....................         34
Legal Opinions..........................         36
Experts.................................         36

                                  $300,000,000

                                     [LOGO]

                                5.22% DEBENTURES
                              DUE OCTOBER 1, 2097

                              -------------------

                             PROSPECTUS SUPPLEMENT

                              -------------------

                              MERRILL LYNCH & CO.
                              GOLDMAN, SACHS & CO.
                           MORGAN STANLEY DEAN WITTER

                                OCTOBER 7, 1997

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